SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2004

U.S. RESTAURANT PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-13089	75-2687420
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

12240 Inwood Road, Suite 300, Dallas, Texas 75244

(972) 387-1487

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 9.01. Financial Statements and Exhibits.

SIGNATURES

EX-23.1 (Consents of experts and counsel)

Item 9.01. Financial Statements and Exhibits.

The Company is filing this current report on Form 8-K to update the Company’s historical financial statements, selected financial data and management’s discussion and analysis, included in our Annual Report on Form 10-K filed on March 15, 2004, for discontinued operations that have resulted from dispositions of real estate assets during the period from January 1, 2004 through September 30, 2004 in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets.” The remaining information as presented in the original filing of our 2003 10-K, is unchanged except for updating of certain subsequent events and Item 15 schedules II and III. Copies of the Company’s SEC filings can be accessed free of charge at the Company’s web-site address, www.usrp.com, the content of the Company’s website is not incorporated by reference herein.

The following Items 6, 7 (excluding liquidity and capital resources, which did not change significantly), 8 and 15 are intended to update the corresponding sections of the Company’s 2003 Form 10-K.

Item 6. Selected Financial Data.

The following information should be read in conjunction with the Company’s consolidated financial statements and notes thereto.

	Years ended December 31,
	2003	2002	2001	2000	1999
	(In thousands, except per share and property data)
Statement of Operations:
Revenues:
Rental income	$59,280	$57,690	$57,795	$62,530	$60,605
Tenant expense reimbursements	3,190	2,781	2,848	3,277	3,412
Lease termination fees	1,331	92	591	60	20
Interest on real estate loans	3,078	3,264	3,271	4,884	6,118
Retail operations	53,626	36,479	13,118	—	—

Total revenues	120,505	100,306	77,623	70,751	70,155

Expenses:
Ground rent	3,603	2,963	3,375	3,388	3,789
Property taxes	906	993	615	662	225
Other property	1,296	980	349	396	247
Legal	2,095	2,887	1,237	1,441	621
Depreciation and amortization	20,582	19,310	18,998	21,582	20,421
Impairment of long-lived assets	1,062	447	16,133	4,314	5,000
Provision for doubtful accounts	168	(2,000)	4,391	8,415	10,901
General and administrative	10,874	9,923	7,798	7,826	7,136
Retail cost of sales	44,347	30,750	12,726	—	—
Termination of management contract	—	—	—	(3,713)	(239)
Equity in net income of affiliates	—	—	—	—	(13)

Total expenses	84,933	66,253	65,622	44,311	48,088

Gain (loss) on sale of property	—	(6)	3,611	2,725	(119)
Gain on sale of investments	2,105	208	306	—	—

Income from continuing operations before non-operating income, interest expense and minority interests	37,677	34,255	15,918	29,165	21,948
Non-operating income	34	730	2,023	1,181	1,497
Interest expense	(20,126)	(22,306)	(35,000)	(30,706)	(29,410)
Minority interests	(4,147)	(4,681)	(4,485)	(4,139)	(567)
Income from discontinued operations(1)	9,067	6,270	2,932	4,454	7,322
Cumulative effect of change in accounting principle	(246)	—	—	—	—

Net income (loss)	$22,259	$14,268	$(18,612)	$(45)	$790

Net income (loss) allocable to common shareholders	$14,138	$7,166	$(25,714)	$(7,147)	$(6,312)
Weighted average shares outstanding:
Basic	20,229	19,660	17,999	15,404	14,863
Diluted	20,317	19,762	17,999	15,404	14,863

Basic and diluted income (loss) per share	$0.70	$0.36	$(1.43)	$(0.46)	$(0.42)
Dividends declared per share	$1.32	$1.21	$1.43	$1.12	$1.82
Balance Sheet Data:
Total assets	$554,529	$579,077	$577,508	$625,023	$702,077

Line of credit and long-term debt	325,906	353,374	337,119	356,696	396,125
Minority interests	1,074	52,845	54,337	54,733	81,685
Stockholders’ equity	202,929	146,247	156,600	190,325	194,164
Other Data:

Cash flows provided by operating activities	42,896	34,577	32,256	31,395	47,134

Cash flows provided by (used in) investing activities	19,779	(19,922)	19,276	42,255	(112,216)
Cash flows (used in) provided by financing activities	(53,212)	(20,609)	(46,695)	(77,836)	72,920
Number of Properties	795	816	811	850	912

(1)	Reflects the reclassification to discontinued operations in prior years of the operating results associated with the 176 properties sold or disposed of subsequent to December 31, 2001, of which 41 have been disposed of from January 1, 2004 to September 30, 2004, which had previously been reported in continuing operations.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

EXECUTIVE SUMMARY

Nature of Business.

The Company, through its subsidiaries, including FSI, is a fully integrated, self-administered REIT. The Company’s core business strategy for its real estate operations focuses primarily on acquiring, owning and leasing restaurant Properties. The Company also owns and leases a number of service station Properties, most of which include convenience stores (referred to as C&Gs) and some of which include car washes. Additionally, from time to time, opportunistic investments are made in mortgage notes issued by third parties. At December 31, 2003, the Company’s portfolio consisted of 795 Properties, of which 41 have been disposed of from January 1, 2004 to September 30, 2004, with over 270 tenants. The Company leases its Properties on a triple-net basis primarily to operators of quick-service and full-service chain restaurants affiliated with major national or regional brands such as Applebee’s, Arby’s, Burger King, Captain D’s, Chili’s, Dairy Queen, Hardee’s, Pizza Hut, Popeye’s, Schlotzsky’s, Shoney’s and Taco Cabana. The Company’s C&G tenants are affiliated with major oil brands such as Fina, Phillips 66 and Shell. Under the triple-net leases, tenants are responsible for property operating costs, including property taxes, insurance, maintenance, and in most cases, the ground rents where applicable. The triple-net lease structure is designed to provide a predictable stream of income while minimizing ongoing operating costs associated with Properties.

The Company’s revenues consist primarily of real estate and retail operating revenue. Approximately 45% of the Company’s leases provide for a base rent plus a percentage of the sales in excess of a specified amount. As a result, portions of the Company’s revenues are a function of the number of Properties in operation and their level of sales. Sales at individual Properties are influenced by local market conditions, the efforts of specific operators, marketing, new product programs, support of the franchisor and the general state of the economy. In 2001, the Company formed FSI, one of its taxable REIT subsidiaries, through which it began interim operations of various retail businesses at some of its Properties. Management plans to maintain this retail operating capability to transition the Company’s Properties from one tenant to another where appropriate. At December 31, 2003, FSI operated 14 C&Gs and two restaurants, sold fuel to 12 other operators and sold fuel on a wholesale basis to two independent dealers.

Definitive Merger Agreement

On August 9, 2004, the Company entered into definitive agreements to merge with CNL Restaurant Properties, Inc. (“CNLRP”) and 18 CNL Income Funds. Pursuant to a merger agreement, CNL Restaurant Properties, Inc. will merge with and into the Company. Additionally, pursuant to merger agreements between each CNL Income Fund and the Company, each CNL Income Fund will merge with a separate wholly owned subsidiary of the Company’s operating partnership.

The new company, which will have approximately $2.6 billion in assets, will be traded on the NYSE and will operate under the CNL Restaurant Properties’ name upon completion of the mergers. The new company will have financial interests in approximately 3,000 properties in 49 states, which will include leading brands such as Applebee’s®, Arby’s®, Bennigan’s®, Burger King®, Golden Corral®, IHOP®, Jack in the Box®, KFC®, Pizza Hut®, TGI Friday’s® and Wendy’s®.

CNLRP shareholders will receive 0.7742 shares of the Company’s common stock and 0.16 shares of newly issued Company 7.5% Series C Redeemable Convertible Preferred Stock for each share of CNLRP common stock held. The 7.5% Series C Redeemable Convertible Preferred Stock has a conversion price of $19.50 per share and a liquidation value of $25.00 per share. Total consideration for the CNL Income Fund mergers, assuming all of the Funds participate, will be approximately $540.0 million, of which approximately $450.0 million will be cash, with the balance made up of newly issued Company Series A Convertible Preferred Stock.

The combined company’s main lines of business will include sale/leaseback financing, property management, lease and loan servicing, mergers and acquisitions advisory services, investment and merchant banking, restaurant real estate development, and trading restaurant properties in the growing Internal Revenue Service Code Section 1031 exchange market. The combined company will also offer a broad array of complementary financial services such as portfolio lending and treasury and cash management.

The transactions are subject to approval from the CNLRP stockholders, the Company stockholders and the limited partners of each of the 18 CNL Income Funds. The transactions are also subject to securing adequate financing and customary regulatory approvals.

RESULTS OF OPERATIONS

Comparison of the year ended December 31, 2003 to the year ended December 31, 2002

Revenues

Revenues from real estate Properties consist of rental revenues, tenant expense reimbursements, lease termination and reinstatement fees and interest on real estate loans. Revenue from retail operations is derived primarily from fuel sales and sales at service properties operated by the Company, including restaurants, service stations, car washes and convenience stores. For the year ended December 31, 2003, revenues increased $20.2 million, or 20.1%. The increase was primarily attributable to the following:

•	an increase of $17.1 million, or 47%, in retail operations which primarily reflected $16.9 million of growth in Hawaii fuel sales resulting from a full year of sales at Company-operated stores compared to less than six months for those stores in 2002. As sales and margins increased in 2003, the Company also increased the fuel inventory in the terminal to keep up with demand and to take advantage of favorable pricing, particularly in the latter months of 2003. Average monthly fuel sales were 30,000 gallons per month, per store, higher in 2003 than in 2002, and pump prices were an average of 15 cents per gallon higher in 2003;

•	an increase of $1.6 million, or 2.8%, in real estate rental income attributable to revenues associated with the 52 Captain D’s properties and the seven Shoney’s properties acquired during the year, which were offset by revenues not realized on properties disposed;

•	an additional 55 months that stores were open in Hawaii, based on an average increase of 4.6 stores open each month, and an additional 6 months stores were open for non-Hawaii stores based on an average increase of 0.5 stores open each month. As a result of the high number of ownership and tenant changes, as well as numerous acquisitions and dispositions, measurements based on same store performance are not meaningful. Accordingly, the Company measures store performance by the number of months stores are open for business in each period (“store months”);

•	increases in sales volumes due partly to attracting new and return customers with store improvements such as remodels, the addition of car washes and the application of a brand to the stations. Part of the increase also resulted from inclusion of the operations of the unsold Fina stores which the Company began operating after a lease termination in February 2003; and

•	an increase of $1.2 million in lease termination fee income, due to lease termination fees earned on three tenant leases in 2003 and the fees earned in connection with an early termination agreement entered into with respect to 51 Fina stations in 2003.

Expenses

Expenses primarily consist of real-estate related expenses such as ground rents, property taxes and depreciation on real estate investments held by the Company, as well as cost of sales for the retail segment. Expenses increased $18.7 million, or 28.2%, to $84.9 million in 2003 compared to the prior year. The increase was primarily attributable to the following:

•	an increase of $13.6 million, or 44.2%, in retail cost of sales due to increased sales volumes and store months, primarily related to Hawaii fuel purchases which increased $15.5 million, of which $1.4 million remained in inventory at year end;

•	an increase of $0.6 million, or 137.6%, in impairments of long-lived assets due to the revaluing of 26 assets to their estimated fair value;

•	an overall increase of $3.2 million, or 20.3%, in various accounts including the provision for doubtful accounts, general and administrative expenses and ground rents, partially offset by lower property taxes and legal costs. A $2.2 million increase in the provision for doubtful accounts expense to $0.2 million from ($2.0) million in the prior year resulting from the 2002 reserve take-down after payment was received for receivable balances which had been reserved. These recoveries related to the Lyon’s of California bankruptcy for which the Company was a significant creditor. In 2003, general and administrative expenses increased by $1.0 million due to increases in corporate insurance and corporate payroll; however, as a percentage of total revenue, the general and administrative expenses declined slightly compared to the prior year; and

•	an increase of $1.3 million, or 6.6%, in depreciation and amortization due primarily to a full year’s depreciation on the 51 Shoney’s and Captain D’s acquired in the prior year and additional depreciation with respect to the 59 such properties acquired in 2003.

Retail operations are administered by FSI, a wholly-owned subsidiary of USRP Holding Corp. (“Holding”). Holding is a taxable REIT subsidiary (“TRS”) of U.S. Restaurant Properties, Inc.. FSI has incurred net operating losses (“NOLs”) since inception. Management believes these NOLs will be used to offset taxable income for the year ended 2003. The Company consolidates its REIT subsidiaries which are subject to federal and state income tax.

Gain on Sales

A gain on sale of investment of $2.1 million resulted from the October 2003 sale of the Company’s 7.5% equity interest in Shoney’s, Inc. to Shoney’s largest shareholder.

Discontinued Operations

Income from discontinued operations was $9.1 million in 2003. This amount related to the sale of 89 Properties in 2003 and 41 properties during the nine months ended September 30, 2004 and is reflected in the Company’s Consolidated Statements of Operations as “Income from discontinued operations”. Sale of the 89 properties resulted in a gain of $11.1 million with cash proceeds of $41.7 million, net of closing costs and $1.2 million of notes.

Non-operating Income

Non-operating income was less than $0.1 million and $0.7 million for the years ended December 31, 2003 and 2002, respectively. The decrease was due primarily to the 2002 liquidation of the Company’s trading securities.

Interest Expense

Interest expense decreased $2.2 million, or 9.8%, during 2003 due to a $10.7 million lower average notes payable balance outstanding coupled with lower interest rates. This net debt reduction was achieved by the:

•	payoff of a $47.5 million 8.22% note in July 2003;

•	$12.0 million principal reduction on notes payable; and

•	$14.7 million net paydown on the Company’s line of credit.

These decreases were partially offset by the:

•	issuance of a new $35.0 million term loan at LIBOR plus 3.5% in November 2003 as partial consideration for the acquisition of the minority interest in one of the Company’s subsidiaries; and

•	issuance of a new $12.0 million term note at LIBOR plus 2.5% in December 2003.

Impairments

During 2003, as a result of the Company’s regular analysis of its investments to determine if circumstances indicate that the carrying amount of an asset may not be recoverable, an asset impairment charge of $5.1 million was recognized, of which $4 million was reflected in the Consolidated Statements of Operations as “Income from discontinued operations.” During the year ended December 31, 2002, the Company recognized an asset impairment charge of $2.4 million, of which $2.0 million was reflected in income from discontinued operations.

Minority Interests

Minority interests in earnings decreased $0.5 million as a result of the November 2003 redemption of the HJV preferred partnership interest.

Asset Retirement Obligations

On January 1, 2003, the Company adopted SFAS No. 143, “Accounting for Asset Retirement Obligations,” which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. As a result of adopting SFAS No. 143, the Company recognized a $0.2 million charge in the Company’s Consolidated Statements of Operations as “Cumulative effect of change in accounting principle” on January 1, 2003 of which $24,000 was reflected in the Consolidated Statements of Operations as “Income from discontinued operations.” This retirement obligation relates to the estimated future costs for the removal of tanks, fuel lines and other required modifications to the Company’s gas stations.

Comparison of the year ended December 31, 2002 to the year ended December 31, 2001

Revenues

For the year ended December 31, 2002, revenues increased $22.7 million, or 29.2%, primarily attributable to the following:

•	$23.4 million was attributable primarily to retail operations’ fuel sales in three states and to the increased number of months the stores were open. Total fuel sales increased in 2002 by $18.8 million, of which $8.9 million, $6.9 million and $2.8 million occurred in Hawaii, Texas and Illinois, respectively. In addition, $1.6 million of the increase was attributable to increased merchandise sales at convenience stores; and

•	the acquisition of additional properties in the third and fourth quarters of 2002.

These increases were offset partly by a slight decline in real estate rental revenue, primarily due to:

•	decreases in the number of properties owned for the entire year 2002 as compared to 2001; and

•	an increase during 2002 in the number of vacant, non-billable properties for which the Company was collecting no revenue. Management does not believe that this is an ongoing trend given fewer non-billable properties in 2003 and the nine months ended September 30, 2004.

Expenses

Expenses increased $0.6 million, or 1.0%, primarily attributable to the following:

•	a $18 million increase in retail cost of sales due to increased sales volumes and a higher number of store months, primarily related to the operations in Hawaii, Texas and Illinois;

•	a $2.1 million increase in general and administrative expenses related to costs associated with the growing retail operations, and a $1.7 million increase in legal expenses, primarily attributable to tenant matters; and

•	a $0.6 million increase in other property expenses related to higher utility and repair and maintenance expenses associated with the growing retail operations.

The increased expenses were offset partially by:

•	a $15.7 million decrease in impairment of long-lived assets attributable to the Company’s prior year regular analysis of its investments, including assets leased to one tenant with multiple properties which defaulted on rent payments; and

•	a $6.4 million decline in the provision for doubtful accounts related to proceeds received in 2002 after one of the Company’s borrowers emerged from bankruptcy.

Gain on Sales

A $4.3 million gain on sale of property for the year ended December 31, 2002 was reflected in the Company’s Consolidated Statements of Operations as “Income from discontinued operations” in accordance with SFAS No. 144. Gain on sale of property was $3.6 million for the year ended December 31, 2001, and related to the sale of 41 properties for cash proceeds of $23.1 million, net of closing costs, and notes of $1.3 million. The gain on sale and results of operations of the disposals that occurred in 2001 were not reclassified to discontinued operations as they did not qualify as discontinued operations under the provisions of APB No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.”

Interest Expense

Interest expense declined by $12.7 million to $22.3 million during 2002 due to lower average outstanding debt compared to the prior year. The decrease also resulted from lower interest rates and amortization of deferred financing costs related to fees associated with a credit bridge facility in January 2001 which were expensed through August of 2001.

Impairments

During 2002, asset impairment charges of $2.4 million were recognized, of which the majority was reflected in income from discontinued operations. During 2001, the Company recognized asset impairment charges of $18.4 million, of which $2.3 million was reflected in income from discontinued operations. Also during 2001, BC Oil Ventures LLC, the tenant leasing the service stations and fuel terminal in Hawaii, defaulted on its monthly rent payments. After careful assessment of various factors relevant to these properties, management determined it was appropriate to sell these properties. Accordingly, the Company classified these properties as assets held for sale at that time and an impairment charge of $7.7 million was recognized to write these assets down to their estimated proceeds from the anticipated disposal of these properties net of estimated costs to sell. These assets were reclassified from assets held for sale to held and used during the second quarter of 2002 because the assets no longer met the criteria to continue to be classified as held for sale. The change in circumstances resulted from the termination of a sales agreement for the assets by the potential purchaser during the second quarter of 2002, followed by the Company’s decision to operate the assets for the foreseeable future. In the second quarter of 2002, the Company recorded $0.6 million of impairment charges related to these assets as well as depreciation expense of $0.7 million for the period April 1, 2001 through June 30, 2002, the period of time that these assets were classified as held for sale. In addition, management analyzed service stations in Missouri, Illinois and Texas, which were late paying rent and defaulting on certain lease terms, for possible impairment. It was determined that some of these properties had carrying values in excess of fair value, which required an impairment analysis. The Company recorded an impairment charge of $7.6 million in 2001 to revalue these assets to estimated fair value. The estimated fair value of these assets was determined by discounting the estimated cash flows of each asset. As a result of the Company’s regular analysis of its investments to determine if circumstances indicate that the carrying amount of an asset may not be recoverable, additional impairment charges of $3.1 million were recorded in 2001 from the revaluing of other assets to their estimated fair value.

Discontinued Operations

Income from discontinued operations totaled $6.3 million in 2002 compared to $2.9 million for 2001. These amounts include gains and losses and impairment charges, as well as the results of operations during 2002 and 2001 with respect to 89 Properties sold during 2003, 46 Properties sold during 2002 and 41 properties sold during the nine months ended September 30, 2004. At December 31, 2002, the Company owned 816 properties. During the year ended December 31, 2002, the Company acquired 51 Properties and disposed of or sold 46 Properties.

The operating results of these Properties are reflected in the Company’s Consolidated Statements of Operations as “Income from discontinued operations” for the year ended December 31, 2002 and all prior years. The operations of the 89 Properties disposed of or sold in 2003 and the 46 Properties disposed of or sold in 2002 are included in the periods presented up until their respective dates of disposal as income from discontinued operations in accordance with SFAS No. 144.

Minority Interests

Minority interests were $4.7 million for 2002 compared to $4.5 million for 2001, and related primarily to the Company’s minority interest in HJV, which was formed in October 1999.

Future Outlook

The Company will continue to dispose of Properties that are either non-performing or performing Properties that can be sold at favorable prices to private investors in the tax-deferred like-kind exchange market, also called an Internal Revenue Service code section 1031 exchange. Proceeds from these dispositions will continue to be used in part to fund additional acquisitions of Properties, as favorable acquisitions become available, or to pay down debt.

Vacant non-billable Properties decreased to 69 at December 31, 2003 from 77 at December 31, 2002. The net book value of these 69 vacant non-billable Properties was approximately $25.6 million, or approximately 5.0% of the total net book value of the Company’s properties at December 31, 2003. As Properties become vacant, the Company has an assertive program in place for addressing the situation. Such assets are re-leased, sold or temporarily operated by the Company. The Company, beginning in 2001, began to operate some of these vacant Properties through FSI, its retail subsidiary, until another lessee could be found or the sale of the property could be finalized. The number of FSI operated Properties owned by the Company at December 31, 2003 was 16 compared to 15 at December 31, 2002.

Debt maturities for the Company in 2004 are $9.7 million. On November 4, 2003, the Company executed the first part of its new $60.0 million credit facility in a transaction that provided $30.0 million of the facility from Bank of America, N.A. On December 1, 2003, the Company executed the syndication portion of the credit facility, increasing the maximum capacity to $60.0 million subject to a borrowing base calculation. The new credit facility replaced the Company’s previous revolving line of credit. The term of the facility is three years expiring October 31, 2006, and allows for Base Rate Loans, Eurodollar Loans or a combination of the two. Base Rate Loans accrue interest at 1% plus the higher of the Federal Funds Rate plus 0.5% or the Prime Rate. Eurodollar Loans accrue interest at 3% plus LIBOR. The facility provides that up to $5.0 million may be used for letters of credit. The amount borrowed under the facility is based on the earnings before interest, taxes, depreciation and amortization generated by the properties that collateralize the facility. Borrowings under the facility are secured by a negative pledge on the properties and a pledge of the Company’s equity interests in the subsidiaries which own the borrowing base properties. Borrowings under the new facility were used to repay the debt on the previous facility and will be used to fund property acquisitions and for general corporate purposes. At December 31, 2003, funds available under the new line of credit were $43.1 million. On October 29, 2004, the Company signed a commitment letter for a bridge loan facility (the “Facility”) in the amount of $60 million. In the event of a delay or cancellation of the merger with CNL Restaurant Properties, Inc., the Facility would be used for the partial refinance of the Company’s existing senior unsecured notes, which become due and payable on May 1, 2005. The Facility would mature 12 months from the date of funding, carry an interest rate of LIBOR plus 3.5% and be secured by certain negative pledges of the Company from the borrowing base entity. The Company paid a 1% up-front commitment fee of $600,000 which will be amortized over the 180-day commitment period.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

U.S. Restaurant Properties, Inc.

Dallas, Texas

We have audited the accompanying consolidated balance sheets of U.S. Restaurant Properties, Inc. and subsidiaries (the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of operations, comprehensive operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003. Our audits also included the financial statement schedules listed in the Index at Item 15(a)(2). These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of U.S. Restaurant Properties, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 2 to the financial statements under the caption “Long-Lived Assets”, the Company changed its method of accounting for discontinued operations in 2002 as required by Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

As discussed in Note 2 to the financial statements under the caption “Asset Retirement Obligations”, the Company changed its method of accounting for asset retirement obligations in 2003 as required by Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations.”

DELOITTE & TOUCHE LLP

Dallas, Texas

December 2, 2004

U.S. RESTAURANT PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31, 2003	December 31, 2002
Assets
Property, net
Land	$211,862	$202,404
Buildings and leasehold improvements	369,391	372,191
Machinery and equipment	12,231	11,868

	593,484	586,463
Less: accumulated depreciation	(109,934)	(100,002)

	483,550	486,461
Construction in progress	35	256
Cash and cash equivalents	13,855	4,392
Restricted cash and marketable securities	3,782	2,211
Rent and other receivables, net (includes $1,343 and $2,531 allowance for doubtful accounts at December 31, 2003 and 2002, respectively)	7,259	9,244
Straight line rent receivables, net (includes $440 and $484 allowance for doubtful accounts at December 31, 2003 and 2002, respectively, and $3,482 and $3,746 of remodel grants at December 31, 2003 and 2002, respectively)	15,295	15,600
Prepaid expenses and other assets	1,362	1,409
Inventories	2,986	1,289
Investments	405	3,025
Notes receivable, net (includes $0 and $13 due from related parties in 2003 and 2002, respectively and $2,887 and $3,636 allowance for doubtful accounts at December 31, 2003 and 2002, respectively)	6,247	10,268
Mortgage loans receivable, net (includes $252 and $583 allowance for doubtful accounts at December 31, 2003 and 2002, respectively)	10,170	34,469
Net investment in direct financing leases	256	518
Deferred financing costs and intangibles, net	9,327	9,935

Total assets	$554,529	$579,077

Liabilities and stockholders’ equity
Accounts payable and accrued liabilities	$19,458	$19,894
Accrued dividends and distributions	2,491	2,181
Line of credit	10,300	25,000
Interest rate derivatives at fair value	2,671	4,536
Notes payable	314,696	327,428
Mortgage note payable	910	946

Total liabilities	350,526	379,985

Commitments and contingencies
Minority interests	1,074	52,845

Stockholders’ equity
Preferred stock, $0.001 par value per share:
Series A Cumulative Convertible Preferred Stock—50,000 shares authorized, 4,084 and 3,680 shares issued and outstanding at December 31, 2003 and 2002, respectively (aggregate liquidation value of $102,107 and $92,000, respectively)	4	4
Series B Convertible Preferred Stock—20 shares authorized, 20 shares issued and outstanding at December 31, 2003 (aggregate liquidation value of $20,000)	—	—
Common stock, $0.001 par value per share; 100,000 shares authorized, 22,527 and 19,832 shares issued and outstanding at December 31, 2003 and 2002, respectively	23	20
Additional paid-in capital	395,626	327,756
Excess stock, $0.001 par value per share; 15,000 shares authorized, no shares issued	—	—
Accumulated other comprehensive loss	(2,671)	(4,411)
Loans to stockholders for common stock	(299)	(299)
Distributions in excess of net income	(189,754)	(176,823)

Total stockholders’ equity	202,929	146,247

Total liabilities and stockholders’ equity	$554,529	$579,077

See Notes to Consolidated Financial Statements

U.S. RESTAURANT PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Years Ended December 31,
	2003	2002	2001
Revenues
Rental income	$59,280	$57,690	$57,795
Tenant expense reimbursements	3,190	2,781	2,848
Lease termination fees	1,331	92	591
Interest on real estate loans	3,078	3,264	3,271
Retail operations	53,626	36,479	13,118

Total revenues	120,505	100,306	77,623
Expenses
Ground rent	3,603	2,963	3,375
Property taxes	906	993	615
Other property	1,296	980	349
Legal	2,095	2,887	1,237
Depreciation and amortization	20,582	19,310	18,998
Impairment of long-lived assets	1,062	447	16,133
Provision for doubtful accounts	168	(2,000)	4,391
General and administrative	10,874	9,923	7,798
Retail cost of sales	44,347	30,750	12,726

Total expenses	84,933	66,253	65,622
Gain on sale of property	—	(6)	3,611
Gain on sale of investments	2,105	208	306

Income from continuing operations	37,677	34,255	15,918
Non-operating income	34	730	2,023
Interest expense	(20,126)	(22,306)	(35,000)
Minority interests	(4,147)	(4,681)	(4,485)

Income (loss) from continuing operations before discontinued operations and cumulative effect of change in accounting principle	13,438	7,998	(21,544)
Income from discontinued operations	9,067	6,270	2,932
Cumulative effect of change in accounting principle	(246)	—	—

Net income (loss)	22,259	14,268	(18,612)
Dividends on preferred stock	(8,121)	(7,102)	(7,102)

Net income (loss) allocable to common stockholders	$14,138	$7,166	$(25,714)

Basic and diluted net income (loss) per share:
Income (loss) from continuing operations allocable to common stockholders	$0.26	$0.05	$(1.59)
Income from discontinued operations	0.45	0.31	0.16
Cumulative effect of change in accounting principle	(0.01)	—	—

Net income (loss) per share	$0.70	$0.36	$(1.43)

Weighted average shares outstanding
Basic	20,229	19,660	17,999
Diluted	20,317	19,762	17,999

See Notes to Consolidated Financial Statements

U.S. RESTAURANT PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE OPERATIONS

(In thousands)

	Years Ended December 31,
	2003	2002	2001
Net income (loss)	$22,259	$14,268	$(18,612)
Cumulative effect of change in accounting for derivative instrument	—	—	(1,474)
Reclassification adjustment—hedge settlement	(110)	—	1,474
Other comprehensive income (loss):
Change in unrealized loss on derivative valuation	1,850	(1,862)	(2,549)
Change in unrealized loss on investments	—	2,522	(682)

Comprehensive income (loss)	$23,999	$14,928	$(21,843)

See Notes to Consolidated Financial Statements

U.S. RESTAURANT PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2003, 2002 and 2001

(In thousands)

	Preferred Stock Series A		Preferred Stock Series B		Common Stock		Addit. Paid-in Capital	Accum. Other Compre- hensive Income (Loss)	Loans To Stock- holders	Distributions In Excess of Net Income	Total
	Shares	Par Value	Shares	Par Value	Shares	Par Value
Balances at January 1, 2001	3,680	$4	—	$—	17,417	$17	$302,634	$(1,840)	$(300)	$(110,190)	$190,325
Net loss										(18,612)	(18,612)
Purchase of common stock by officers					100	1	1,099		(550)		550
Cumulative effect of change in accounting for derivative instrument								(1,474)			(1,474)
Reclassification adjustment								1,474			1,474
Proceeds from sale of common stock					1,877	1	19,837				19,838
Proceeds from exercised stock options					83		880				880
Stock-based compensation to employees and others					8		321				321
Common stock repurchased and retired					(26)		(323)				(323)
Other comprehensive loss—
Change in unrealized loss on derivatives								(2,549)			(2,549)
Change in unrealized loss on investments								(682)			(682)
Distributions declared on common stock										(26,046)	(26,046)
Distributions declared on preferred stock										(7,102)	(7,102)

Balances at December 31, 2001	3,680	4	—	—	19,459	19	324,448	(5,071)	(850)	(161,950)	156,600
Net income										14,268	14,268
Purchase of common stock by officers					10		120		(24)		96
Repayment by officers of loans for common stock purchases									763		763
Common stock received and retired as repayment of officer loans					(20)		(287)		287		—
Reclassification of officer notes									(475)		(475)
Proceeds from exercised stock options					162	1	1,749				1,750
Stock-based compensation to employees and others							315				315
Common stock issued to redeem guaranteed price OP units					221		1,411				1,411
Other comprehensive income (loss)—
Change in unrealized loss on derivatives								(1,862)			(1,862)
Change in unrealized loss on investments								2,522			2,522
Distributions declared on common stock										(23,815)	(23,815)
Distributions declared on preferred stock										(5,326)	(5,326)

Balances at December 31, 2002	3,680	4	—	—	19,832	20	327,756	(4,411)	(299)	(176,823)	146,247
Net income										22,259	22,259
Proceeds from issuance of Series A Preferred stock	404	—					8,572				8,572
Proceeds from issuance of Series B Preferred stock			20	—			18,200				18,200
Proceeds from issuance of Series B Preferred stock warrants							338				338
Series B preferred stock accretion							172			(172)	—
Proceeds from sale of common stock					2,575	3	39,246				39,249
Proceeds from exercised stock options					120	—	1,322				1,322
Stock-based compensation to employees							20				20
Other comprehensive income (loss)—
Reclassification adjustment-hedge settlement								(110)			(110)
Change in unrealized loss on derivatives								1,850			1,850
Distributions declared on common stock										(27,110)	(27,110)
Distributions declared on preferred stock										(7,908)	(7,908)

Balances at December 31, 2003	4,084	$4	20	$—	22,527	$23	$395,626	$(2,671)	$(299)	$(189,754)	$202,929

See Notes to Consolidated Financial Statements.

U.S. RESTAURANT PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2003	2002	2001
Cash flows from operating activities
Net income (loss)	$22,259	$14,268	$(18,612)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	22,591	22,417	22,593
Amortization of deferred financing costs and discounts	1,728	2,006	6,273
Cumulative effect of change in accounting principle	270	—	—
Impairment of long-lived assets	5,120	2,406	18,445
Provision for doubtful accounts	209	(1,661)	4,727
Accretion of interest expense (income)	41	(487)	(828)
Fair value adjustment for interest rate derivatives	(15)	(522)	2,602
Minority interests	4,147	4,681	4,485
Gain on settlement of asset retirement obligation	(64)	—	—
Gain on sale of property	(11,055)	(4,271)	(3,608)
Gain on sale of investments	(2,105)	(208)	(306)
Change in rent and other receivables, net	1,089	(1,117)	(2,463)
Change in straight line rent, net	(773)	(2,339)	(1,982)
Change in prepaid expenses	58	43	1,668
Change in inventories	(1,743)	(655)	(633)
Change in net investment in direct financing leases	93	611	774
Change in intangible leases	388	—	—
Change in accounts payable and accrued liabilities	664	(700)	(905)
Change in unearned contingent rent	(251)	(298)	41
Other changes	245	403	(15)

Cash flows provided by operating activities	42,896	34,577	32,256

Cash flows from investing activities
Proceeds from sale of property and equipment	41,708	24,393	23,072
Purchase of property	(38,735)	(18,924)	(1,147)
Purchase of machinery and equipment	(3,121)	(519)	(220)
Purchase of investments	—	(3,993)	(3,490)
Proceeds from sale of investments	4,490	8,762	594
Change in restricted cash	(927)	4,411	(6,580)
Mortgage notes receivable acquired	(15,000)	(39,133)	(40)
Mortgage loans receivable principal payments	28,764	5,267	3,973
Notes receivable issued	(147)	(1,275)	(1,635)
Notes receivable principal payments	2,845	612	4,683
Other changes	(98)	477	66

Cash flows provided by (used in) investing activities	19,779	(19,922)	19,276

continued on next page

See Notes to Consolidated Financial Statements.

U.S. RESTAURANT PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

(In thousands)

	Years Ended December 31,
	2003	2002	2001
Cash flows from financing activities
Proceeds from line of credit	48,250	39,700	—
Payments on line of credit	(62,950)	(14,700)	(119,036)
Proceeds from issuance of common stock	39,249	—	—
Proceeds from issuance of Series A preferred stock	8,572	—	—
Proceeds from issuance of Series B preferred stock	18,200	—	—
Proceeds from issuance of Series B preferred stock warrants	338	—	—
Distributions to minority interest shareholders	(4,194)	(4,762)	(4,932)
Redemption of minority interest in subsidiary	(52,813)	—	—
Cash contribution by minority interest shareholder	—	—	52
Payment of common stock dividends	(26,801)	(25,961)	(23,640)
Payment of preferred stock dividends	(7,908)	(7,102)	(7,102)
Proceeds from sale of stock and exercised stock options	1,322	1,846	21,266
Repayment by officers of loans for common stock purchases	—	763	—
Payments on notes/mortgage payable	(59,482)	(9,624)	(261,765)
Proceeds from notes/mortgage payable	47,000	—	360,700
Financing costs	(1,995)	(769)	(11,915)
Purchase and retirement of common stock	—	—	(323)

Cash flows used in financing activities	(53,212)	(20,609)	(46,695)

Increase (decrease) in cash and cash equivalents	9,463	(5,954)	4,837
Cash and cash equivalents at beginning of period	4,392	10,346	5,509

Cash and cash equivalents at end of period	$13,855	$4,392	$10,346

Supplemental disclosures
Interest paid, net of amount capitalized of $52 in 2001	$16,723	$17,390	$25,363

Income taxes paid (including state income and franchise taxes)	$386	$238	$406

Non-cash investing and financing activities
Mortgage loans receivable used for property acquisitions	$12,000	$20,000	$—
Notes received on sale of property	968	3,905	1,308
OP units exchanged for common stock	—	1,411	—
Property received in exchange for OP Units and note receivable	2,265	—	—
Net transfer of property from direct financing leases to property and equipment	—	171	680
Notes written-off on repossession of property	—	—	1,490
Sale of trading security—funds in transit	—	—	1,200
Security deposit and note receivable transferred	—	—	700

See Notes to Consolidated Financial Statements.

U.S. RESTAURANT PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2003, 2002 and 2001

1. Organization

U.S. Restaurant Properties, Inc. (the “Company”) is a Maryland corporation formed to continue the restaurant property management, acquisition and development operations, related business objectives and strategies of U.S. Restaurant Properties Master L.P. (collectively, with its subsidiaries, “USRP”). The Company became a self-administered real estate investment trust (“REIT”) on October 15, 1997 as defined under the Internal Revenue Code of 1986, as amended. The conversion was effected through the merger (the “Merger”) of USRP Acquisition, L.P., a partnership subsidiary of U.S. Restaurant Properties, Inc., with and into U.S. Restaurant Properties Master L.P. As a result of the Merger, all holders of units of beneficial interest (the “Units”) of USRP became stockholders of the Company on a one unit for one share of common stock basis.

The Company is authorized to issue up to 100,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), 50,000,000 shares of Series A preferred stock, par value $0.001 per share (“Series A Preferred”), 20,000 shares of Series B preferred stock, par value $0.001 per share (“Series B Preferred”) and 15,000,000 shares of excess stock, par value $0.001 per share (“Excess Stock”). Pursuant to the Company’s Articles of Incorporation (the “Articles”), any purported transfer of shares of Common Stock or Series A Preferred Stock that would result in a person owning shares of Common Stock or Series A or Series B Preferred Stock in excess of certain limits set out in the Articles will result in the shares subject to such purported transfer being automatically exchanged for an equal number of shares of Excess Stock.

The business and operations of the Company are conducted primarily through U.S. Restaurant Properties Operating, L.P. (“OP”). As of December 31, 2003, the Company owned 99.3% of and controlled the OP.

The Company had 22,526,689 and 19,831,689 shares of Common Stock outstanding at December 31, 2003 and 2002, respectively.

Definitive Merger Agreement

On August 9, 2004, the Company entered into definitive agreements to merge with CNL Restaurant Properties, Inc. (“CNLRP”) and 18 CNL Income Funds. Pursuant to a merger agreement, CNL Restaurant Properties, Inc. will merge with and into the Company. Additionally, pursuant to merger agreements between each CNL Income Fund and the Company, each CNL Income Fund will merge with a separate wholly owned subsidiary of the Company’s operating partnership.

The new company, which will have approximately $2.6 billion in assets, will be traded on the NYSE and will operate under the CNL Restaurant Properties’ name upon completion of the mergers. The new company will have financial interests in approximately 3,000 properties in 49 states, which will include leading brands such as Applebee’s®, Arby’s®, Bennigan’s®, Burger King®, Golden Corral®, IHOP®, Jack in the Box®, KFC®, Pizza Hut®, TGI Friday’s® and Wendy’s®.

CNLRP shareholders will receive 0.7742 shares of the Company’s common stock and 0.16 shares of newly issued Company 7.5% Series C Redeemable Convertible Preferred Stock for each share of CNLRP common stock held. The 7.5% Series C Redeemable Convertible Preferred Stock has a conversion price of $19.50 per share and a liquidation value of $25.00 per share. Total consideration for the CNL Income Fund mergers, assuming all of the Funds participate, will be approximately $540.0 million, of which approximately $450.0 million will be cash, with the balance made up of newly issued Company Series A Convertible Preferred Stock.

The combined company’s main lines of business will include sale/leaseback financing, property management, lease and loan servicing, mergers and acquisitions advisory services, investment and merchant banking, restaurant real estate development, and trading restaurant properties in the growing Internal Revenue Service Code Section1031 exchange market. The combined company will also offer a broad array of complementary financial services such as portfolio lending and treasury and cash management.

The transactions are subject to approval from the CNLRP stockholders, the Company stockholders and the limited partners of each of the 18 CNL Income Funds. The transactions are also subject to securing adequate financing and customary regulatory approvals.

2. Accounting Policies

The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America.

Consolidation

The consolidated financial statements reflect the accounts of the Company, the OP and their wholly-owned and majority owned subsidiaries after elimination of all material intercompany transactions.

Cash and Cash Equivalents

Cash and cash equivalents include short-term, highly liquid investments with maturities at the date of purchase of three months or less.

Restricted Cash and Marketable Securities

Restricted cash consists of approximately $2.0 million cash on deposit with the trustee for the $180.0 million Triple Net Lease Mortgage Certificates (the “Certificates”), approximately $0.6 million cash related to property sale proceeds held in an IRS Section 1031 account related to like-kind deferred exchanges and approximately $1.1 million in various deposits. Such deposits secure a letter of credit, represent tax escrow amounts or are invested in other marketable securities.

U.S. RESTAURANT PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revenue Recognition

The Company’s revenues primarily include rental income on real estate properties and operating revenue from retail operations.

The Company leases properties on a triple net basis primarily to operators of quick-service and full-service chain restaurants affiliated with major national or regional brands. Triple net leases typically require the tenants to be responsible for property operating costs, including property taxes, insurance, maintenance and, in some cases, the ground rents, where applicable. The triple net structure is designed to provide a predictable stream of income while minimizing ongoing property operating costs. Accordingly, the accompanying consolidated financial statements do not reflect property taxes and insurance costs or reimbursements when the tenant has legally assumed responsibility for these liabilities. As the Company remains legally responsible for ground rents under its ground leases and received payment from its tenants for these costs, amounts reimbursed from tenants for ground rents are recorded as rent revenue. The Company recognized revenues associated with ground lease reimbursements of $3.7 million, $3.9 million and $3.6 million, of which $0.5 million, $1.1 million and $0.8 million are reflected in the Company’s Consolidated Statements of Operations as “Income from discontinued operations” for the years ended December 31, 2003, 2002 and 2001, respectively. Rent revenues and ground rent expense are recognized on a straight-line basis unless significant collection problems occur with the lessee, at which time rents are recognized on a cash basis. Indicators of possible doubtful collection may include bankruptcy filings and anticipated work-out agreements. In addition, if the Company has collected no payments on a particular receivable for over five months, revenue is recorded on a cash basis as well. Once a tenant has been placed on cash basis accounting, it will remain on that basis until there have been several months of on-time payments received. The Company occasionally provides lease concessions such as remodeling grants or rent abatements, which are included in the straight-lining of revenue, to tenants in consideration for early renewal and restructure of existing leases or for other business reasons. Contingent rent is recognized as revenue after the related lease sales targets are achieved. The Company recognized contingent rent revenues of $3.0 million, $4.0 million and $4.7 million for the years ended December 31, 2003, 2002 and 2001, respectively, of which $0.1 million, $0.3 million and $0.5 million are reflected as “Income from discontinued operations,” respectively, in the Company’s Consolidated Statements of Operations.

Interest income on notes and mortgages receivable is recorded on an accrual basis. However, when circumstances indicate that the ultimate collection of interest is doubtful, interest is recorded on a cash basis.

Retail revenues are derived from gasoline sales, car washes, convenience store merchandise and food sales at restaurants operated by the Company. Revenue is recognized upon the sale of gasoline, merchandise or the delivery of services.

Derivative Financial Instruments

All derivative financial instruments are recognized as either assets or liabilities on the balance sheet at their fair values. Accounting for the changes in the fair value of the derivatives is dependent upon the intended use of the derivatives and their resulting designations. If the derivative is designated as a fair-value hedge, the changes in the fair value of the derivative and the hedged item are recognized in earnings. If the derivative is designated as a cash-flow hedge, changes in fair value of the derivative are recorded in other comprehensive income and are recognized in the Consolidated Statements of Operations when the hedged item affects earnings. The ineffective portion of a cash flow or fair value hedge is recognized in earnings. Changes in the fair value of a derivative that does not qualify as a hedge or is not designated as a hedge are recognized in earnings.

U.S. RESTAURANT PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Depreciation and Amortization

Depreciation is computed using the straight-line method over estimated useful lives of 3 to 20 years for financial reporting purposes. Deferred financing costs are amortized using the straight-line method over the life of the related loans. Certain other assets relate to the cost to acquire leases for a particular national brand in 1986. In accordance with SFAS No. 142 “Goodwill and Other Intangibles”, the intangible lease costs have a finite useful life of 40 years and are being amortized over that period. These leases have an initial 20-year term with four five-year renewal options. USRP periodically reassesses the appropriateness of the life, and based on renewal experience, the Company continues to believe the 40-year life is appropriate.

Use of Estimates

The preparation of consolidated financial statements, in accordance with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect reported or disclosed amounts of certain assets, liabilities, contingent assets and liabilities, revenues and expenses as of and for the reporting periods. Actual results may differ from such estimates. Valuation allowances associated with the Company’s rent, notes and mortgage loans receivable and asset impairments represent significant estimates.

Rent, Notes and Mortgage Loans Receivable

Rent receivables are recorded on an accrual basis with the revenue and the related receivable recorded when earned. The Company does not charge interest on rent receivables. The Company acquires notes and mortgage loans receivable primarily as partial proceeds in the sale of properties. From time to time, the Company makes opportunistic investments in mortgage notes issued by third parties. See Note 4, “Other Balance Sheet Information,” for information on receivables over 90 days past due.

Allowance for Doubtful Accounts

The Company regularly analyzes its receivables on an individual basis for collectibility and the related reserves are analyzed for adequacy. Accounts receivable balances that are $20,000 or more and have been outstanding for 60 days or more are reviewed. All balances due from these tenants are reviewed and evaluated, including rent receivables, notes receivable, mortgage loans receivable, interest receivable and straight-line rent receivables. All information regarding the creditworthiness of the tenants and debtors is reviewed, including bankruptcy filings and sales reports. Company policy is to individually review at least 90% of the outstanding dollar amount of the accounts receivable that are over 90 days past due, with the remaining past due amounts analyzed on an aggregate basis. Once a reserve has been established for a tenant or debtor, the Company maintains that reserve until there has been a proven history of cash payment performance. After at least two months of cash payments, the circumstances pertaining to the tenant or debtor are re-evaluated to estimate the ultimate collectibility of the receivable. Receivables are written-off only with the written approval of a member of the executive management of the Company.

Notes and mortgage loans receivable with amounts past due for over five months, or which are otherwise problematic or of concern due to other factors, are included in the analysis. The Company evaluates its notes and mortgage loans receivables in accordance with FASB Statement No. 114, “Accounting by Creditors for Impairment of a Loan.” A note or mortgage is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is impaired, the amount of the impairment is measured based on the excess of the recorded investment in the loan over either (1) the present value of expected future cash flows (including costs to sell, if applicable) discounted at the loan’s effective interest rate, or (2) the fair value of the collateral if the loan is collateral dependent or if foreclosure is probable. A loan is collateral dependent if the repayment of the loan is expected to be provided solely by the underlying collateral. Impairments are recognized by creating a valuation allowance with a corresponding charge to the provision for doubtful accounts or by adjusting an existing valuation allowance for the impaired loan with a corresponding charge or credit to the provision for doubtful accounts. Subsequent to the initial measurement of impairment, the Company recalculates the impairment and adjusts the valuation allowance if (1) there is a significant change in the amount or timing of an impaired loan’s expected future cash flows or the fair value of the collateral or (2) actual cash flows are significantly different from the cash flows previously projected.

U.S. RESTAURANT PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Construction in Progress

The Company’s construction in progress consists of land and improvements for the development of restaurant, service station and other service retail properties. The Company accumulates costs to develop new retail properties as construction in progress. These developed properties are transferred from construction in progress to land, building and improvements once complete and accounted for under the Company’s current property depreciation policies based on historical costs. In addition, the Company capitalizes interest during the period of time required to get the retail properties ready for their intended use. No interest was capitalized in 2003 or 2002. The Company capitalized interest of $52,000 in 2001.

Long-Lived Assets

Long-lived assets include real estate, direct financing leases and intangibles which are evaluated on an individual asset basis. The Company allocates the purchase price of acquired long lived assets to tangible and identified intangible assets acquired based on their fair values in accordance with SFAS No. 141, “Business Combinations.”

In making estimates of fair value for purposes of allocating purchase price, management utilizes sources, including, but not limited to, independent value consulting services, independent appraisals that may be obtained in connection with financing the respective property, and other market data. Management also considers information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired.

The aggregate value of the tangible assets acquired is measured based on the sum of (i) the value of the property and (ii) the present value of the amortized in-place tenant improvement allowances over the remaining term of each lease. Management’s estimates of the value of the property are made using models similar to those used by independent appraisers. Factors considered by management in its analysis include an estimate of carrying costs such as real estate taxes, insurance, and other operating expenses and estimates of lost rentals during the expected lease-up period assuming current market conditions. The value of the property is then allocated among building, land, site improvements, and equipment. The value of tenant improvements is separately estimated due to the different depreciable lives.

The aggregate value of intangible assets acquired is measured based on the difference between (i) the purchase price and (ii) the value of the tangible assets acquired as defined above. This value is then allocated among above-market and below-market in-place lease values, costs to execute similar leases (including leasing commissions, legal expenses and other related expenses), in-place lease values and customer relationship values.

Above-market and below-market in-place lease values for acquired properties are calculated based on the present value (using a market interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease for above-market leases and the initial term plus the term of the below-market fixed rate renewal option, if any, for below-market leases. The Company performs this analysis on a lease by lease basis. The capitalized above-market lease values are amortized as a reduction to rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values are amortized as an increase to rental income over the initial term plus the term of the below-market fixed rate renewal option, if any, of the respective leases. However, the Company’s strategy has been to purchase quick-service and full-service dining chain restaurants from the operator/owner and then lease the land and building back to the seller. Effectively, there have been no in place leases upon purchase of a property by the Company that would necessitate recording an intangible asset related to above-market and below-market leases.

Management estimates costs to execute leases similar to those acquired at the property at acquisition based on current market conditions. These costs are recorded based on the present value of the amortized in-place leasing costs on a lease by lease basis over the remaining term of each lease.

The in-place lease values and customer relationship values are based on management’s evaluation of the specific characteristics of each customer’s lease and the Company’s overall relationship with that respective customer. Characteristics considered by management in allocating these values include the nature and extent of the Company’s existing business relationships with the customer, growth prospects for developing new business with the customer, the customer’s credit quality, and the expectation of lease renewals, among other factors. However, the Company’s current customer relationships are not dependent upon one or a few customer relationships. The Company has 795 properties with over 300 different tenants. USRP is in the business of leasing tangible assets for a rental stream and not in the business of undertaking the risks and rewards of the operator’s potential profits and losses. The value of a tenant relationship to the Company is ancillary because our tenants are fungible. If a tenant falls behind on rent, USRP has great latitude in that the tenant can be evicted and the Company could operate the facility on an interim basis until a new tenant is found. Therefore, little value is attributable to an intangible tenant relationship. As a result, no portion of the purchase price has been allocated to customer or tenant relationships. The in-place lease value and customer relationship value are both amortized to expense over the initial term of the respective leases and projected renewal periods, but in no event does the amortization period for the intangible assets exceed the remaining depreciable life of the building.

Should a tenant terminate its lease, the unamortized portion of the in-place lease value and the customer relationship value and above-market and below-market in-place lease values would be charged to expense.

The Company’s management routinely reviews its investments for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Indicators of possible impairment include default of lease terms, non-payment or late payment of rents, decreases in tenant’s sales levels and general declines in the success of the operating brand names of its tenants. When these indicators are present, the Company reviews the circumstances and, if an impairment is required because estimated undiscounted cash flows are less than the carrying amount of the asset, determines an estimate of the fair market value of the property affected. On January 1, 2002, the Company adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This statement requires current and historical results of operations for disposed properties and assets classified as held for sale to be reclassified and presented separately as discontinued operations. The current and prior period operating results of properties disposed of subsequent to January 1, 2002, as well as the net gain on disposal are included in the Consolidated Statements of Operations under the caption “Income from discontinued operations.”

A long-lived asset is classified as held for sale when the Company’s management commits to a plan to sell the asset, the asset is available for immediate sale, a program to sell the asset at its estimated market value has been initiated, the sale of the asset is probable within one year and it is unlikely that the plan to sell will change. An asset classified as held for sale is recorded at the lower of net book value or estimated selling price less estimated costs to sell. Although the Company may be actively marketing a number of its properties at any time, such activities do not meet all of the criteria set forth above. Accordingly, as of December 31, 2003 and 2002, the Company had no assets classified as held for sale.

The Company uses the installment method of accounting for sales of its real estate where appropriate. SFAS No. 66, “Accounting for Sales of Real Estate,” provides guidance in which cash receipts and principal payments are apportioned on debt assumed between cost recovered and profit. The apportionment is in the same ratio as total cost and total profit bear to the sales value.

U.S. RESTAURANT PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Asset Retirement Obligations

SFAS No. 143, “Accounting for Asset Retirement Obligations” was adopted by the Company on January 1, 2003. This Statement addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. In general, the Company’s asset retirement obligations relate to the estimated future costs for the removal of tanks, fuel lines and other required modifications to the Company’s gas stations, as well as estimated future costs to restore land leased under ground leases to its original condition. The fair value of an asset retirement obligation is estimated and recorded as a liability based on expected future cash outlays in the period it is incurred, discounted to its present value based on the Company’s credit-adjusted risk-free rate. The corresponding amount is capitalized as a cost of the long-lived asset. The liability is accreted each period, and the capitalized cost is depreciated over the useful life of the related asset. Revisions of estimated cash outlays are recognized as a change in the obligations and the corresponding asset. Settlements of asset retirement obligations are operating cash flows, with any difference between the estimated liability and the actual settlement being recognized as a gain or loss in the Consolidated Statements of Operations. As a result of adopting SFAS No. 143, the Company capitalized net asset retirement costs of $325,000, recorded asset retirement obligations of $595,000 and recognized a cumulative effect of change in accounting principle of $270,000 on January 1, 2003, of which $24,000 was included in the Companyu’s Consolidated Statements of Operations as “Income from discontinued operations.”

Concentration of Risk

The Company mitigates its concentration of risk by diversifying the number of restaurant concepts operating on its properties, with no one concept except Burger King (15.6%) accounting for more than 10% of the total rental revenues earned from the Company’s properties. The properties are further diversified by the number of tenants, with no single tenant providing more than 10% of the total rental revenues earned from the Company’s properties. Geographically, the Company has properties located in 48 states, with no state except Texas (27.0%) accounting for more than 10% of the total rental revenues earned from the Company’s properties.

Income Taxes

The Company has continuously elected to be taxed as a REIT for federal income tax purposes since October 15, 1997 as provided under the Internal Revenue Code of 1986, as amended. As a result, the Company generally will not be subject to federal income taxation so long as it distributes 90% of its REIT taxable income to its stockholders and satisfies certain other requirements. The Company believes it qualified as a REIT for the taxable period ended December 31, 2003, and anticipates that its method of operations will enable it to continue to satisfy the requirements for such qualification.

In 2001, the Company formed Fuel Supply Inc. (“FSI”), a taxable REIT subsidiary, to operate the Company’s vacant properties on an interim basis. This taxable REIT subsidiary is subject to federal income taxes. The income tax provisions are based on pretax financial accounting income or loss. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts. The realization of deferred tax assets is based on historical tax positions and expectations about future taxable income.

Income tax expense (excluding franchise taxes) was $265,000, $79,000 and $31,000 for the years ended December 31, 2003, 2002 and 2001, respectively, and is included under the caption “General and administrative expenses” in the Consolidated Statements of Operations. The Company’s only significant deferred tax asset is its net operating loss carryforward (“NOL”). Management has not been able to determine that it is more likely than not that the Company will be able to utilize its NOL’s prior to their expiration. Accordingly, valuation allowances have been provided to fully reserve the deferred tax asset at both December 31, 2003 and 2002. The deferred tax asset and offsetting valuation allowance amounts at December 31, 2003 and 2002 were $1.8 million and $0.1 million, respectively. The NOL available at December 31, 2003 was $1.7 million.

U.S. RESTAURANT PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Investments

The Company records its investments in debt and equity securities at fair value, except for debt securities that the Company intends to hold to maturity, which are accounted for at amortized cost, or equity securities that are not readily marketable, which are accounted for under the equity or cost method. The Company classifies debt securities as either available for sale or as trading securities when the Company intends to sell the security in the near future. The difference between cost and fair market value of available for sale securities is recorded as a component of other comprehensive income (loss). The difference between cost and fair market value of trading securities is recorded as a component of interest income.

The equity method is used to account for investments in equity securities in which the Company has significant influence, but does not have controlling interest, including those investments in which the Company’s ownership may be less than 20%. Investments in equity securities in which the Company has a minor interest and does not exercise significant influence or investments that do not have readily determinable fair values are accounted for using the cost method.

Earnings Per Share of Common Stock

Basic earnings per share are computed based upon the weighted average number of common shares outstanding. Diluted earnings per share reflects the dilutive effect of stock options, stock on which the price is guaranteed (“Guaranteed Stock”), convertible Preferred Stock and OP units (collectively “Common Stock Equivalents”). These Common Stock Equivalents were dilutive in 2003 and 2002 except for convertible Preferred Stock. All Common Stock Equivalents were antidilutive in 2001. A reconciliation of the basic and diluted weighted average shares is as follows (in thousands, except per share data):

	Years Ended December 31,
	2003	2002	2001
Net income (loss) allocable to common stockholders	$14,138	$7,166	$(25,714)

Weighted average common shares outstanding	20,229	19,660	17,999
Common stock equivalents	88	102	—

Common shares and common stock equivalents	20,317	19,762	17,999

Basic and diluted net income (loss) per common share	$0.70	$0.36	$(1.43)
Antidilutive common stock equivalents excluded:
Convertible preferred stock	4,120	3,453	3,453
OP units	—	—	134
Guaranteed stock	—	—	81
Stock options	—	—	33

Equity-Based Compensation

Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” establishes a method of accounting whereby recognized option pricing models are used to estimate the fair value of equity based compensation, including options. This statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees.

U.S. RESTAURANT PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

Statement of Financial Accounting Standard (“SFAS”) No. 148, “Accounting for Stock-Based Compensation —Transition and Disclosures” amends FASB Statement No. 123, “Accounting for Stock-Based Compensations” and provides new transition methods if an entity adopts the fair value based method of valuing stock-based compensation as well as requiring additional disclosures in interim and annual financial statements. At this time, the Company intends to continue to utilize the intrinsic value model of accounting for stock option grants which results in compensation costs equal to the excess, if any, of the fair value of the Company’s stock at the measurement date above the stock options strike price. Pro-forma disclosures are as follows (in thousands, except per share data):

	Years Ended December 31,
	2003	2002	2001
Net income (loss) allocable to common stockholders, as reported	$14,138	$7,166	$(25,714)
Stock-based compensation to employees recognized	20	111	318

	14,158	7,277	(25,396)
Pro-forma stock-based compensation	(56)	(270)	(456)

Pro-forma net income (loss) allocable to common stockholders	$14,102	$7,007	$(25,852)

Basic and diluted income (loss) per share:
As reported—basic and diluted	$0.70	$0.36	$(1.43)
Pro-forma—basic	$0.70	$0.36	$(1.44)
Pro-forma—diluted	$0.69	$0.35	$(1.44)
Stock options:
Pro-forma estimated compensation value per options granted	$2.10	$2.01	$2.15

In accordance with SFAS 123, the fair value of each option is estimated on the date of grant using the binomial option-pricing model with the following weighted-average assumptions: dividend yield of 9.2%, 9.2% and 9.3% for the years ended December 31, 2003, 2002 and 2001; expected volatility of 28.9%, 28.9% and 27.4% for the years ended December 31, 2003, 2002 and 2001, repectively; risk free interest rate of 3.99%, 4.50% and 5.00% for the years ended December 31, 2003, 2002 and 2001, respectively; and expected lives of 4.5 years for each of the years ended December 31, 2003, 2002 and 2001, respectively. The options outstanding at December 31, 2003 had a range of exercise prices of $11.00 to $22.00 and a remaining contractual life of between 4.0 and 9.0 years.

Comprehensive Income

Comprehensive income items are revenues, expenses, gains and losses that under accounting principles generally accepted in the United States of America are excluded from current period net income and reflected as a component of equity. The Company records comprehensive income related to its unrealized gains and losses on investments classified as available for sale and its unrealized gains and losses on derivative instruments that are classified as cash flow hedges.

U.S. RESTAURANT PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Minority Interests

The net proceeds from the issuance of $55.0 million of 8.5% preferred partnership interests issued in 1999 by a subsidiary of the Company were recorded as minority interest. Minority interests are also recorded for all outstanding OP units not held by the Company.

On November 4, 2003, the Company redeemed $55.0 million of 8.5% preferred partnership interests. The redemption was financed with a $35.0 million term loan, the issuance of additional shares of the Company’s Series A Preferred stock and cash.

Segment Reporting

Effective in 2001, with the formation of FSI and the commencement of retail operations, the Company has two operating segments, real estate and retail. Operating segments are defined as components of the Company for which separate financial information is available that is evaluated by the chief operating decision-maker in deciding how to allocate resources and in assessing performance.

Real Estate. Real estate activities are comprised of property management, acquisition and leasing operations and related business objectives. The Company derives its revenues primarily from rental income received on its 779 restaurant and service station properties located throughout 48 states.

Retail. At December 31, 2003, FSI had operations at 28 locations, either directly or indirectly through fuel sales. In addition, also at December 31, 2003, FSI sold fuel directly to two independent dealers in Hawaii.

Environmental Remediation Costs

The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remediation feasibility study. Such accruals are adjusted as further information develops or circumstances change. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable. Under the terms of the Company’s standard lease agreement, the tenant is responsible for environmental remediation and is required to maintain standard environmental insurance. The Company’s management is not aware of any environmental remediation obligations that would materially affect the operations, financial position or cash flows of the Company as of December 31, 2003 or 2002.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation. These amounts relate primarily to reclassifications related to properties sold and therefore reflected as discontinued operations as required by SFAS No. 144.

New Accounting Pronouncements

Statement of Financial Accounting Standards (“SFAS”) No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” was issued in April 2003 and was adopted by the Company on July 1, 2003. This Statement is to be applied prospectively and is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. This Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The Company entered into no new derivative instruments which were effective during 2003; however, two interest rate swap contracts were entered into during 2003 which are effective in April 2004. Management will evaluate all future derivative instruments under the provisions of SFAS No. 149, including those becoming effective in 2004, to determine whether there is an impact on the Company’s consolidated financial statements.

U.S. RESTAURANT PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” was adopted by and effective for the Company on July 1, 2003. This Statement addresses how an issuer classifies and measures financial instruments with characteristics of both liabilities and equity. See Note 11, “Stockholders’ Equity and Minority Interests”, for management’s evaluation of the Series B and Series B-1 Convertible Preferred Stock. Management also examined its classification of its minority interests under the guidance of SFAS No. 150. At this time, management believes the current classification of its minority interests in the Company’s Consolidated Balance Sheets at December 31, 2003 is appropriate. Management redeemed its USRP/HCI Partnership 1, L.P. (“Highland Joint Venture” or “HJV”) minority interest prior to year end and replaced the interest with a combination of debt and equity instruments.

FASB Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” requires disclosures to be made by a guarantor about its obligations under certain guarantees that it has issued. FIN No. 45 is generally effective prospectively for guarantees issued or modified after December 31, 2002. FIN No. 45 also requires liability recognition for certain types of debt. The Interpretation requires a guarantor to recognize a liability at the inception of a guarantee whether or not payment is probable, creating the concept of a “stand ready” obligation. See Note 9, “Commitments and Contingencies,” for disclosure of the Company’s guarantees at December 31, 2003.

FIN No. 46, “Consolidation of Variable Interest Entities,” was issued in January 2003, was amended in December 2003 and was effective for the Company beginning March 15, 2004. This interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” applies immediately to variable interest entities created after January 31, 2003 and applies to the first period beginning after June 15, 2003 to entities acquired before February 1, 2003. This FIN and the amendment thereto do not affect the Company as it has no interests that would require consolidation under this Interpretation.

3. Property

Results of discontinued operations relate to the sale or disposal of 46 properties during 2002, 89 properties during the year ended December 31, 2003 and 41 properties during the nine months ended September 30, 2004. The operating results of these properties, as well as the net gain on disposal, are included in the Consolidated Statements of Operations as “Income from discontinued operations” as follows (in thousands):

	Years Ended December 31,
	2003	2002	2001
Revenues	$10,724	$11,808	$11,171
Depreciation and amortization	(2,009)	(3,107)	(3,595)
Impairment of long-lived assets	(4,058)	(1,959)	(2,312)
Other expenses	(6,645)	(4,743)	(2,329)

	(1,988)	1,999	2,935
Gain (loss) on sale of property	11,055	4,271	(3)

Income from discontinued operations	$9,067	$6,270	$2,932

U.S. RESTAURANT PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Acquisitions

During 2003, the Company paid $33.4 million in cash, $13.1 million in mortgage loans and notes receivable, $1.1 million in operating partnership units (see Note 11, “Stockholders’ Equity and Minority Interests”), and $3.4 million in Internal Revenue Service Section 1031 Tax Free Exchanges for the acquisition of 68 properties. Included in such acquisitions were two purchase transactions totaling approximately $26.5 million in which 33 Captain D’s properties were acquired with proceeds from the common stock offering.

On October 22, 2003, the Company purchased $15.0 million of Captain D’s mortgage loans with proceeds from its common stock offering and other available funds.

During 2002, the Company paid $17.3 million in cash and $20.0 million in mortgage notes receivable for the acquisition of 51 properties, comprised of 18 Shoney’s and 33 Captain D’s locations. The Company also paid $2.1 million for other land and building additions and $0.5 million for machinery and equipment additions.

During 2001, the Company repossessed two properties secured by two notes and capitalized these properties at the net book value of the notes, which was less than the fair value of the properties. The Company also acquired one building from a tenant who defaulted on a land-only lease. The building was recorded at the carrying value of the receivable due from the tenant, which was less than the fair market value of the building. During the year, the Company transferred $8.5 million of construction costs associated with land on which no further development is intended to be performed, from construction in progress to land, building and equipment and made property additions in the amount of $2.0 million. The Company allocates the purchase price of acquired long lived assets to tangible and identified intangible assets acquired based on their fair values in accordance with SFAS No. 141 (see Note 1)

Dispositions

During 2003, the Company sold or disposed of 89 properties for cash of $41.7 million, net of closing costs, and notes receivable of $1.2 million, resulting in a gain of $11.1 million. The Company deferred $0.3 million of gains on these sales, as collectibility of certain notes receivable was uncertain.

During 2002, the Company sold or disposed of 46 properties for cash of $24.4 million, net of closing costs, and notes receivable of $3.9 million, resulting in a gain of $4.2 million. The Company deferred gains of $0.8 million on these sales, as collectibility of certain notes receivable was uncertain.

During 2001, the Company sold or disposed of 41 properties for cash of $23.1 million, net of closing costs and notes receivable of $1.3 million, resulting in a gain of $3.6 million. The Company deferred gains of $0.1 million on these sales, as collectibility of certain notes receivable was uncertain.

Asset Impairment

As a result of the Company’s regular analysis of its real estate to determine if circumstances indicate that the carrying amount of an asset may not be recoverable, the Company recorded total impairment charges of $5.1 million, $2.4 million and $18.4 million for the years ended December 31, 2003, 2002 and 2001, respectively. Of the total impairment charges recorded, $4.0 million, $2.0 million and $2.3 million for 2003, 2002 and 2001, respectively, were included in the Company’s Consolidated Statements of Operations as “Income from discontinued operations.”

U.S. RESTAURANT PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4. Other Balance Sheet Information

Net deferred financing costs and intangibles of $9,327 and $9,935 at December 31, 2003 and 2002, repectively, consisted of the following (in thousands):

	December 31, 2003		December 31, 2002
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Loan origination fees	$9,818	$4,086	$9,239	$3,175
Lease acquisition premiums	9,423	8,954	9,395	9,221
Intangible leases	5,569	2,443	6,222	2,525

	$24,810	$15,483	$24,856	$14,921

Expected amortization of deferred financing costs and intangibles as of December 31, 2003 is as follows (in thousands):

2004	$2,302
2005	2,213
2006	1,625
2007	311
2008	271

Total	$6,722

Accounts payable and accrued liabilities at December 31, 2003 and 2002 consisted of the following (in thousands):

	December 31,
	2003	2002
Accounts payable and accrued expenses	$9,551	$10,109
Accrued interest expense	1,592	3,254
Unearned income	7,332	4,779
Unearned contingent rent	575	826
Deferred gain on sale of property	408	926

	$19,458	$19,894

As of December 31, 2003, the maturities of all notes receivable and mortgage loans receivable for the next five years are as follows (in thousands):

	Notes Receivable	Mortgage Loans Receivable
2004	$2,375	$2,421
2005	884	1,746
2006	774	512
2007	1,228	546
2008	378	967
Later	3,495	4,517

	9,134	10,709
Less: commitment fees	—	(287)
Less: allowance for doubtful accounts	(2,887)	(252)

	$6,247	$10,170

U.S. RESTAURANT PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company has significant mortgage notes receivable due from Lyon’s of California, Inc. (“Lyon’s”), which are secured by certain Lyon’s restaurant properties.

As a result of the 2001 bankruptcy filings of Lyon’s, one of the Company’s tenants, and ICH, its parent, the Company has recorded an allowance for doubtful accounts of $2.5 million and $0.3 million on balances due on notes from Lyon’s and ICH, respectively. Interest income associated with these notes has not been recognized since September 2001. All of these notes are valued based on the estimated fair value of the collateral, as collateral disposal is the primary means through which the Company will collect proceeds. At December 31, 2003, the Company had $2.4 million of net mortgage loans and notes receivable from Lyon’s. The loans were secured by certain Lyon’s restaurant properties.

In April 2004, FSI entered into a management agreement with Lyon’s, whereby FSI would provide management oversight of the Lyon’s brand name and franchise system, and would provide the employees necessary to operate the four Lyon’s corporate-operated restaurants. Compensation under the agreement includes an annual management fee, a stipulated percentage of royalties collected from franchisees, as well as full reimbursement, including an administrative charge, for labor costs related to the employees supplied to the four corporate-operated restaurants.

During 2002, a significant tenant/mortgagee, Embers, experienced financial difficulty and the Company executed a workout agreement whereby Embers would sell all of its real estate, including fee properties owned by the Company that were leased to the tenant, and would remit all net proceeds to the Company until 100% of all mortgage loans, accrued interest, real estate taxes, rent receivables, late fees and other costs had been recovered. Interest income associated with these loans has not been recognized since December 2002. Each quarter, the Company evaluates all of its mortgage loans and real estate associated with this tenant to determine if any asset has been impaired. As a result of this evaluation, a $0.6 million impairment was recognized on the Embers assets during 2003. At December 31, 2003, the Company held mortgage loans receivable of $2.6 million, net book value of real estate and equipment of $0.7 million and rent receivables and other assets of $0.2 million related to Embers.

On August 3, 2004, one of the Company’s franchisor/tenants, Schlotzsky’s Corporation (“Schlotzsky’s”), filed for Chapter 11 bankruptcy protection. Schlotzsky’s Corporation leases 5 of the Company’s properties, which represent approximately 0.8% of the Company’s 2003 base rent. Schlotzsky’s guarantees 13 of its franchisees’ leases to the Company, 4 of which are vacant, with monthly guaranteed rent representing approximately 0.5% of the Company’s 2003 base rent. The Company’s primary recourse remains with each individual franchisee for any unpaid rent regardless of performance under Schlotzsky’s guarantee.

5. Investments

During 2003, and as more fully described in Note 10, “Related Party Transaction,” the Company sold its 7.5% equity interest in Shoney’s, Inc. to Shoney’s largest shareholder. Net proceeds were $4.5 million and the Company recognized a gain of approximately $2.1 million on the transaction.

The Company disposed of all of its previously held trading securities in 2002, resulting in a gain on sale of $0.2 million. Available for sale securities of $2.3 million held at December 31, 2001 were disposed of in 2002 resulting in the reversal of unrealized comprehensive losses totaling $2.5 million that were recorded in previous periods.

As of December 31, 2003 and 2002, the Company held cost method investments in equity securities amounting to $0.4 million and $3.0 million, respectively.

6. Guaranteed Stock and Stock Options

During 2003, the Company acquired a property, including land and building, in exchange for 79,845 OP Units and the forgiveness of a $1.1 million note receivable owed to the Company. The fair value of the land and building received at the time of the exchange was $2.3 million.

During 2002, the guarantee on 131,915 OP Units issued in 1999 expired resulting in the issuance of 221,482 shares of Common Stock. The Company owned 100% of the OP Units that were outstanding as of December 31, 2002.

U.S. RESTAURANT PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During 2001, the Company paid the holder of the remaining 2,429 OP Units, issued in 1998, approximately $66,000 in settlement of the guaranteed price. The original issuance in 1998 was 14,254 of OP Units.

Flexible Incentive Plan

Under the Flexible Incentive Plan (“Incentive Plan”) adopted in 1998, the Company may grant stock options to purchase Common Stock of the Company. Pursuant to this Incentive Plan, stock options may be granted at any time and the aggregate outstanding options that can be granted shall be at an amount equal to or less than 4.9% of the Company’s issued and outstanding shares of Common Stock at the date of grant. Options may be exercised through either the payment of cash or the transfer of shares of the Company’s Common Stock owned by the optionee. The following is a summary of options outstanding by range of exercise price as of December 31, 2003:

	$11.00-$14.25	$15.50-$22.00	All Options
Options Outstanding	73,000	40,500	113,500
Average option price per share	$12.78	$17.75	$14.55
Weighted average contractual life (years)	7.6	5.2	6.8
Options Exercisable	55,500	40,500	96,000
Average option price per share	$12.48	$17.75	$14.70

The following is a summary of stock option activity for the years ended December 31, 2003, 2002 and 2001:

	2003
	Weighted Average Exercise Price at Grant Date	Weighted Average Fair Value at Grant Date	Number
Options outstanding at beginning of year	$12.72		218,500
Exercise price equals fair value on grant date	14.25	$14.25	20,000
Exercise price less than fair value on grant date	—	—	—
Exercise price exceeds fair value on grant date	—	—	—
Exercised	11.02		(120,000)
Forfeited	18.10		(5,000)

Options outstanding at end of period / year	$14.55		113,500

Options exercisable at end of period / year	$14.70		96,000

	2002			2001
	Weighted Average Exercise Price at Grant Date	Weighted Average Fair Value at Grant Date	Number	Weighted Average Exercise Price at Grant Date	Weighted Average Fair Value at Grant Date	Number
Options outstanding at beginning of year	$11.98		362,500	$18.87		559,500
Exercise price equals fair value on grant date	—	$—	—	11.76	$11.76	39,000
Exercise price less than fair value on grant date	13.00	14.19	15,000	11.06	12.32	308,000
Exercise price exceeds fair value on grant date	—	—	—	—	—	—
Exercised	11.07		(139,000)	11.08		(30,000)
Forfeited	11.00		(20,000)	19.05		(514,000)

Options outstanding at end of year	$12.72		218,500	$11.98		362,500

Options exercisable at end of year	$12.81		186,000	$12.31		212,750

U.S. RESTAURANT PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

No options expired during the three years ended December 31, 2003. In accordance with APB Opinion No. 25, the Company recognized $20,000, $315,000 and $321,000 of compensation expense for the years ended December 31, 2003, 2002 and 2001, respectively.

7. Revolving Credit Facility, Notes Payable and Derivative Instruments

The Company’s debt at December 31 is summarized as follows (in thousands):

	2003	2002
Revolving Credit Facility	$10,300	$25,000

Notes payable
7 year fixed rate 7.15% senior unsecured notes, interest only, paid semiannually	111,000	111,000
Variable rate certificates, principal and interest paid monthly	156,274	168,220
Term loan, interest only paid monthly	35,000	—
Term loan, principal and interest paid monthly	12,000	—
Fixed rate 8.22% senior unsecured notes, interest only paid semiannually	—	47,500
Debt premium	422	708

Total notes payable	314,696	327,428

Mortgage note payable	910	946

Total Debt	$325,906	$353,374

Principal debt maturities on the line of credit, notes and mortgages payable as of December 31, 2003 (exclusive of premium of $0.4 million) were as follows (in thousands):

2004	$9,683
2005	121,240
2006	148,681
2007	1,465
2008	35,708
Thereafter	8,707

Total	$325,484

Revolving Credit Facility

On November 4, 2003, the Company executed the first part of its new credit facility, in a transaction that provided $30.0 million of the facility with Bank of America, N.A. (“BOA”). On December 1, 2003, the Company executed the syndication portion of the credit facility, increasing the maximum capacity to $60.0 million subject to a borrowing base calculation. The new credit facility replaced the Company’s previous revolving line of credit as described in the following paragraphs. The term of the facility is three years expiring October 31, 2006, and subject to various conditions, allows for Base Rate Loans, Eurodollar Loans or a combination of the two. Base Rate Loans accrue interest at 1.0% plus the higher of the Federal Funds Rate plus 0.5% or the Prime Rate. Eurodollar Loans accrue interest at 3.0% plus LIBOR. The facility provides that up to $5.0 million may be used for letters of credit. The amount borrowed under the facility is based on the earnings before interest, taxes,

U.S. RESTAURANT PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

depreciation and amortization generated by the properties that collateralize the facility. Borrowings under the facility are secured by a negative pledge on the properties and a pledge of the Company’s equity interests in the subsidiaries which own the borrowing base properties. Borrowings under the new facility were used to repay the debt on the original facility described below and will be used to fund property acquisitions and for general corporate purposes. As of December 31, 2003, funds available under the new line of credit were $43.1 million.

In May 2002, the Company entered into a credit agreement with BOA, through its subsidiary USRP Funding 2002-A, L.P., for a secured line of credit of $35.0 million which was subject to a Derivative Exposure Reserve and a Borrowing Base, as defined. Borrowings under this facility were used primarily to acquire certain Shoney’s and Captain D’s properties in purchase/leaseback transactions. This credit facility was secured by the capital stock of USRP Funding 2002-A, L.P and USRP (S&C), LLC, wholly-owned subsidiaries of the Company. The Credit agreement, as originally structured, had a term of up to two years and allowed for Base Rate Loans, Eurodollar Loans or a combination of the two. Base Rate Loans accrued interest at 3.0% plus the higher of the Federal Funds Rate plus 0.5% or the Prime Rate. Eurodollar Loans accrued interest at 3.0% plus LIBOR. The Credit agreement also provided that up to $10.0 million of the facility could be used for letters of credit. There was a 3.0% fee per annum on outstanding letters of credit as well as a 3.0% Derivative Exposure Usage Fee under this facility. During 2003, the Company executed various extensions and modifications to this Credit agreement as it negotiated a new credit facility. One modification extended the Company’s $30.0 million borrowing capacity through November 17, 2003. On November 4, 2003, the Company replaced its revolving line of credit as described in the preceding paragraph.

In December 2002, a limited and temporary waiver and amendment was executed under the Credit agreement which allowed the Company to borrow funds under this facility to partially finance the purchase of mortgage notes issued by Captain D’s with a face value of $12.0 million on December 18, 2002. The amount of this investment, without the waiver, would have violated the limitations on investments under this facility. The initial waiver period ended June 18, 2003, with extensions of the waiver possible through September 16, 2003. The Captain D’s mortgage notes accrued interest at 12.5% per annum. At December 31, 2002, the Company held the entire original balance of $12.0 million of mortgage notes purchased in December 2002. Prior to the June 30, 2003 expiration of the waiver, the mortgage notes were tendered as partial consideration for the acquisition of 15 Captain D’s properties.

In October 2004, the Company and the lender for the Revolver and the Term loan entered into an amendment (the “Amendment”) to the credit agreements effective September 30, 2004. The Amendment modifies the calculation of the Company’s distribution allowance to more appropriately reflect current and expected distributions levels as outlined in the revolving credit agreement and the term loan agreement for quarters ending September 30, 2004, December 31, 2004, March 31, 2005 and June 30, 2005.

Notes and Mortgage Note Payable

On May 12, 1998, the Company issued $111.0 million of seven year fixed rate senior unsecured notes in a private placement. The notes bear interest at the rate of 7.15% per annum and are due May 1, 2005. The net proceeds of the notes were used to repay a portion of a revolving credit agreement and for general corporate purposes. In conjunction with the note agreement, the underwriters and the Company entered into a rate lock agreement for the purpose of setting the interest rate on these notes. The fee paid to lock in the rate on these notes payable was approximately $0.4 million and is being amortized over the term of the notes as an adjustment to interest expense. As a result of the BOA Credit agreement and certain guarantees required by it, the subsidiaries of the Company executed a Subsidiary Guaranty for the benefit of these noteholders.

In August 2001, the Company completed a $180.0 million offering of Triple Net Lease Mortgage Certificates (the “Certificates”) through its subsidiary USRP Funding 2001-A, L.P. Proceeds from the offering were primarily used to repay certain outstanding indebtedness and the balance of the net proceeds were used for general corporate purposes including the prepayment of certain secured guaranteed notes. The Certificates amortize over 15 years, bear interest at the 30–day LIBOR plus 48 basis points and other associated fees of approximately 52.6 basis points, and have an assumed final distribution or maturity date of August 28, 2006. As of December 31, 2003, there was $156.3 million outstanding on the Certificates. The Certificates are secured by 275 properties with a net book value of $189.2 million. Under the Property Management Agreement associated with these properties, certain covenants and ratios must be maintained. As of December 31, 2002, the Unencumbered Assets to Unsecured Indebtedness Ratio fell to 1.99, which was slightly below the required minimum of 2.0. However, the Company received a waiver dated December 31, 2002 on certain covenants in the Amended and Restated Property Management Agreement. Through June 30, 2003, the waiver allowed Unsecured Indebtedness, as defined, to exclude the $12.0 million of Captain D’s mortgage notes purchased in December 2002. With this waiver, the Company was in compliance with all ratios and covenants as required by the Certificates and all of its other debt agreements. Prior to the June 30, 2003 expiration of the waiver, the mortgage notes were tendered as partial consideration for the acquisition of 15 Captain D’s properties. Effective December 31, 2003, the Company executed a first amendment to the credit agreement to reflect a definition of tangible net worth that was reflective of the Company’s capital structure.

U.S. RESTAURANT PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In conjunction with the new credit facility entered into in November 2003, the Company also obtained a term loan with BOA in the amount $35.0 million. The term loan matures in November 2008; advances on the term loan carry a 1.0% prepayment penalty if repaid during the first year. Borrowings accrue interest at the annual rate of LIBOR plus 350 basis points. Borrowings under the term loan were used to partially fund the redemption of the HJV minority interest. The term loan is collateralized by the same assets and is subject to the same covenants as the credit facility.

During December 2003, the Company entered into a $12.0 million secured term loan facility with First Hawaiian Bank. Borrowings under this facility bear interest at either LIBOR plus 250 basis points, or 50 basis points over the lender’s prime rate, at the Company’s option. Principal amounts outstanding are being amortized over a 15-year period, but otherwise mature on the eighth anniversary of the date of funding. This facility is secured by certain of the Company’s properties in Hawaii. Borrowings under the term loan facility are expected to be used to fund new property acquisitions, to pay down other debt and for general corporate purposes.

In 1998, the Company issued $47.5 million in senior notes in a private placement which were originally scheduled to mature on August 1, 2003. On July 1, 2003, the Company prepaid $23.8 million of the notes. In connection with this prepayment, the Company paid $0.8 million in accrued interest and incurred a make-whole interest payment of $137,000. The Company repaid the remaining balance in full on July 29, 2003.

On August 10, 1998, the Company assumed a mortgage note payable as part of an office building acquisition. The mortgage bears interest at a rate of 8.00% per annum with payments of principal and interest due monthly through June 2007. As of December 31, 2003 and 2002 the balances were $910,000 and $946,000, respectively.

On October 29, 2004, the Company signed a commitment letter for the bridge loan facility (the “Facility”) in the amount of $60.0 million. In the event of a delay or cancellation of the merger with CNL Restaurant Properties, Inc. (See Note 1 for discussion of the merger), the Facility would be used for the refinance of the Company’s existing senior unsecured notes, which become due and payable on May 1, 2005. The Facility would mature 12 months from the date of funding, carry an interest rate of LIBOR plus 3.5% and be secured by a negative pledge from the borrowing base entity. The Company paid a 1% up-front commitment fee of $600,000 which will be amortized over the 180-day commitment period.

The Company is in compliance with all covenants associated with its debt and credit facilities as of December 31, 2003.

U.S. RESTAURANT PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Derivatives

The Company’s derivative instruments are summarized as follows (in thousands):

							Liability
Type	Settlement Period	Maturity	Notional Amount	Fixed Swap Rate Paid	Floor Rate	Cap Rate	Dec. 31, 2003	Dec. 31, 2002
Interest rate swap(1)	Quarterly	May 2003	$15,000	7.05%			$—	$325
Interest rate collar	Monthly	Aug. 2005	61,129	—	4.42%	6.00%	2,375	3,678
Interest rate swap(1)	Monthly	June 2004	25,000	2.42%			153	315
Interest rate swap(1)	Monthly	Aug. 2003	50,000	2.00%			—	218
Interest rate swap(2)	Monthly	Sept. 2005	30,000	2.12%			35	—
Interest rate swap(2)	Monthly	Sept. 2005	25,000	2.33%			108	—

							$2,671	$4,536

(1)	Expired upon maturity without renewal.
(2)	Effective April 2004.

Derivative financial instruments are utilized by the Company to manage its exposure to market risks from changes in interest rates. The Company’s derivative financial instruments, which are all designated as cash flow hedges, include interest rate swaps and an interest rate collar. During 2003 and 2002, the Company recognized $0.1 million and $0.5 million, respectively, in income related to the ineffective portion of an interest rate swap. Comprehensive income (loss) amounting to $1.7 million and ($1.9 million) representing the effective portion of all of the Company’s designated cash flow hedges was recorded during 2003 and 2002, respectively. The amount of Other Comprehensive Income (“OCI”) expected to be reclassified to interest expense in the next 12 months is approximately $2.5 million.

Effective February 2002, the Company entered into a fixed to floating interest rate swap with BOA. This fixed to floating interest rate swap had a $25.0 million notional value on which the Company received a fixed rate of 7.15% and paid a floating rate based on the three month LIBOR plus a spread of 2.92%. The Company designated this swap as a fair value hedge on the $111.0 million seven year fixed rate senior unsecured notes payable. Accordingly, all changes in value of the derivative and hedged item were recorded in earnings. This interest rate swap, originally scheduled to terminate in May 2005, was terminated by the Company in September 2002. Proceeds from the termination of $1.1 million were collected in October 2002. The gain resulting from the termination of approximately $0.9 million was recorded as a basis adjustment to notes payable in the Company’s Consolidated Balance Sheets and is being amortized over the original term of the derivative, through May 2005. As of December 31, 2003 and 2002, the unamortized basis adjustment was $0.4 million and $0.8 million, respectively.

Effective July 3, 2000, the Company entered into an interest rate swap with Credit Lyonnais for a notional amount of $50.0 million on which the Company paid a fixed rate of 7.05% and received a variable rate based upon LIBOR. The agreement called for the net settlement to be paid or received quarterly. This swap was secured by two properties with an aggregate net book value of $0.7 million. The adoption of SFAS No. 133 as of January 1, 2001 resulted in the recognition of a liability of $1.5 million with a cumulative effect adjustment to other comprehensive income of $1.5 million. The interest rate swap was designated as a cash flow hedge of the variable rate interest payments related to the Company’s term loan with Credit Lyonnais. During January 2001, the Company repaid the Credit Lyonnais term loan in full with proceeds from a bridge loan. Accordingly, the cash flow hedge relationship was terminated, and the $1.5 million in accumulated other comprehensive operations was reclassified to earnings over a six-month period, which was the anticipated term of the bridge loan. From January 2001 until August 2001, this interest rate swap was not designated as a hedge, and accordingly all changes in value were recorded directly to earnings. In connection with the completion of the Certificates offering, the Company designated this interest rate swap as a cash flow hedge of the variable interest rate payments on $50.0 million of the Certificates. The Company reduced the notional amount of this interest rate swap by $20.0 million during 2001 for a cost of approximately $1.4 million. During the first quarter of 2002, the Company paid $0.5 million to reduce the notional amount of this interest rate swap to $15.0 million effective May 13, 2002. This interest rate swap agreement matured in May 2003.

U.S. RESTAURANT PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8. Investments and Commitments as Lessor

The Company leases land and buildings to the operators of a variety of national and regional branded chain quick-service and full-service dining restaurants. The building portion of these leases on six of these properties, which are leased by Burger King Corporation (“BKC”) franchisees, is accounted for as direct financing leases while the land portion is accounted for as an operating lease. These leases generally provide for a term of 20 years from the opening of the related restaurant, and do not contain renewal options. The Company, however, has agreed to renew a franchise lease if BKC or any of the other franchise chain renews or extends the lessee’s franchise agreement.

As of December 31, 2003, the remaining lease terms of all leases ranged from one to 22 years, exclusive of renewal options. The leases provide for minimum rents and contingent rents based on a percentage of each restaurant’s sales, and requires the franchisee to pay executory costs such as insurance and property taxes.

Minimum future lease receipts for years ending December 31 are as follows (in thousands):

	Direct Financing Leases	Operating Leases
2004	$132	$62,101
2005	109	60,474
2006	89	59,084
2007	89	57,371
2008	89	55,509
Later	744	524,836

Total	$1,252	$819,375

	December 31,
	2003	2002
Net investment in direct financing leases is as follows (in thousands):
Minimum future lease receipts	$1,252	$1,564
Estimated unguaranteed residual value	(6)	195
Unearned amount representing interest	(990)	(1,241)

Total	$256	$518

U.S. RESTAURANT PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Real estate rental income from continuing operations for the years ending December 31 is as follows (in thousands):

	2003	2002	2001
Real estate rental income:
Minimum rental income	$56,410	$53,981	$53,638
Contingent rental income	2,870	3,709	4,157

	$59,280	$57,690	$57,795

Real estate rental income from discontinued operations was $3.3 million, $7.6 million and $9.3 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Under the OP limited partnership agreement, prior to November 2003, BKC could require that a restaurant property be rebuilt. If the tenant did not elect to undertake the rebuilding, the Company would have had to make the required improvements. However, as a condition to requiring the Company to rebuild, BKC was required to pay the Company a percentage share of the rebuilding costs. Typically, the cost to the Company for rebuilding is approximately $50,000 per restaurant. Based on a November 2003 settlement agreement between the Company and BKC, neither BKC nor USRP has any further obligation regarding the funding of remodel costs.

The Company has implemented an early renewal program pursuant to which the Company offers remodeling grants to tenants in consideration for renewing and restructuring leases. During the years ended December 31, 2003, 2002 and 2001, the Company paid $0.1 million, $0.6 million and $0.6 million, respectively, for remodeling costs under this program. The Company considers the remodeling financing to be prudent given the increased sales resulting at the remodeled restaurants and the lower costs incurred because of the early lease renewals.

9. Commitments and Contingencies

The land at 87 properties is leased by the Company from third party lessors. The land portions are generally operating leases, provide for an original term of 20 years, and most are renewable at the Company’s option. As of December 31, 2003, the remaining lease terms (excluding renewal option terms) expire from one to 21 years.

Minimum future lease obligations for years ending December 31 are as follows (in thousands):

2004	$4,639
2005	4,301
2006	3,807
2007	3,351
2008	2,445
Later	3,471

Total minimum obligations (a)	$22,014

(a)	Minimum lease obligations have not been reduced by minimum sublease rentals.

U.S. RESTAURANT PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Ground rent expense from continuing operations for the years ended December 31 was as follows (in thousands):

	2003	2002	2001
Ground rent expense
Reimbursable ground rent expense	$3,053	$2,553	$2,937
Non-reimbursable ground rent expense	505	400	438
Contingent rental expense	45	10	—

Total	$3,603	$2,963	$3,375

Ground rent expense from discontinued operations was $0.6 million, $1.2 million and $0.9 million for each of the years ended December 31, 2003, 2002 and 2001, respectively.

In December 2003, the Company ended its case against Motel Enterprises. As a result, the court released the bond posted by the Company to Motel Enterprises and returned the excess of approximately $60,000, including interest, to the Company. The Company charged off the remainder of the judgment of $0.2 million in 2003. The Company also determined that the statute of limitations had expired with respect to pursuing collection under the Motel Enterprises’ note.

During 2001, Gant Acquisition LLC (“Gant”), one of the Company’s tenants, filed for protection under Chapter 11 of the Bankruptcy Code of the United States (the “Bankruptcy Code”). The bankruptcy court severed the Master Lease between Gant and the Company, permitting Gant to reject 12 of the properties subject to the Master Lease while continuing to pay rent on the remaining 15 properties. The Company is currently engaged in a series of appeals with respect to that ruling. Two of the 12 rejected properties were sold and six others leased in the fourth quarter of 2003. Depending on the outcome of the appeal, the remaining four properties will either be sold, with all proceeds payable to the Company, or Gant will be responsible for all back rent due. The tenant continues to pay all post-petition obligations as agreed on the remaining 15 properties. At December 31, 2003, there was approximately $0.7 million due from this tenant, of which $0.2 million was reserved.

In August 2003, the Company settled litigation with Alon USA, L.P. (“Alon”), the owner of the Fina brand, regarding the branding of the Company’s Fina stations. In February 2003, the Company entered into a lease termination agreement with the tenant of 51 Fina-branded convenience stores in the Dallas market. The Company assumed operations of 25 of the stations and temporarily closed the remaining 26. The original dispute involved whether those Fina stations were required to be operated continuously under the Fina brand. Pursuant to the terms of the settlement agreement, the Company paid Alon approximately $260,000 upon execution of the agreement, agreed to continue to operate the properties under the Fina brand for a specified period and agreed to pay a release fee related to any Fina property sold or leased by the Company if the subsequent operator does not continue operating under the Fina brand. The obligation to pay the release fee may be assigned by the Company to the subsequent owner or operator if they covenant to operate the property as a Fina. However, the Company would be liable in the event of a default by any subsequent owner or operator with respect to the payment of the release fee or the covenant to operate the property under the Fina brand.

The Company is subject to various legal proceedings in the ordinary course of business. The resolution of these matters cannot be predicted with any certainty, but management believes the final outcome of such matters will not have a material effect on the financial position, results of operations or cash flows of the Company.

Discussions with Internal Revenue Service

On April 8, 2004, the Company submitted a request to the Internal Revenue Service for a closing agreement with respect to a third party agreement entered into by the Company with one of its borrowers in 2000. Management believes, based on its understanding of the manner in which other REITs have resolved similar potential technical REIT compliance violations, it is likely that a closing agreement can be reached. Management cannot provide complete assurance that the Internal Revenue Service will agree to enter into such a closing agreement. The Company has received, through its tax advisor, execution documents for the closing agreement with the Internal Revenue Service. The Company has executed the documents and has returned them for the Internal Revenue Service’s signature. If settled in its current form the Company would not be subject to any cash settlement payment.

U.S. RESTAURANT PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Guarantees

FIN No. 45 requires disclosures to be made by a guarantor about its obligations under certain guarantees it has issued and also requires liability recognition for guarantees. A guarantor is required to recognize a liability at the inception of a guarantee whether or not payment is probable, creating the concept of a “stand ready” obligation. The Company’s guarantees in place as of December 31, 2003 are listed in the table below. For the guarantees on indebtedness, no triggering events or conditions have occurred that would require payment under the guarantees, and management believes the assets associated with the loans that are guaranteed are sufficient to cover the maximum potential amount of future payments and therefore would not require the Company to provide additional collateral to support the guarantees.

	(in thousands)
Debtor	December 31, 2003	Maximum Guaranteed Amount
U.S. Restaurant Properties Operating, LP; USRP (PAC, LP; USRP (T&C), LP (1)	$21	$2,840
U.S. Restaurant Properties, Inc. (2)	—	1,028

Total Guarantees	$21	$3,868

(1)	A Settlement Agreement between Alon and the Company obligated USRP to potential future payments of property release prices, as defined, on Alon properties that do not remain open and operating under the Fina brand during the term of the Agreement, through December 2008. Contracts for sales of any of these properties by USRP to third parties may contractually obligate the purchaser to maintain the Fina brand on the gasoline service stations, or pay the release price should a branding change be desired by the purchaser. In the event a new owner defaults on the agreement with USRP to maintain a continuously operating store under the Fina brand, the Company would remain directly responsible for payment of the release price to Alon.
(2)	The Company obtains irrevocable standby letters of credit to guarantee payment of a specific financial obligations. As of December 31, 2003, the Company had three letters of credit which were collateralized with cash for its wholly-owned subsidiary, FSI. Two of the FSI letters of credit secure payment to a gasoline provider and expired in April 2004, and one secures payment of excise taxes to the Internal Revenue Service and expires in December 2004. If the Company defaults on its financial obligations under the stipulations of the letters of credit, it would be required to pay up to the maximum guaranteed amount.

10. Related Party Transactions

On January 24, 2002, Lone Star U.S. Acquisitions LLC (an affiliate of the Lone Star Investors described in Note 11 below), the OP, LSF 4 Acquisition, LLC and Shoney’s, Inc. entered into an Agreement and Plan of Merger pursuant to which LSF 4 Acquisition, LLC would merge into Shoney’s, with Shoney’s being the surviving entity. Pursuant to the terms of the merger, which was consummated on April 10, 2002, all of the outstanding shares of common stock of Shoney’s were cancelled and converted into the right to receive $0.36 in cash and each outstanding membership interest in LSF 4 Acquisition, LLC (owned 90.1% by Lone Star U.S. Acquisitions and 9.9% by the OP) was converted into and exchanged for 100 shares of common stock of Shoney’s, as the surviving entity in the merger. Under the terms of the limited liability company agreement, Lone Star Acquisitions contributed 90.1% of the initial capital and the OP contributed 9.9% of the initial capital to LSF 4 Acquisition, LLC. Pursuant to the terms of financing arrangements entered into in conjunction with the merger, the OP became the 7.5% owner of the equity of the sole shareholder of Shoney’s. The OP had no obligation to fund any capital requirements of the entity, other than its initial capital contribution; however, in December 2002, it did contribute an additional $0.9 million as part of a capital call. The Company purchased 51 properties from Shoney’s as of

U.S. RESTAURANT PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and acquired 59 additional properties in 2003. The Company’s investments in Shoney’s as of December 31, 2002 consist of an investment in common stock of $2.4 million, mortgage loans receivable of $18.5 million and real estate purchased and leased back to Shoney’s of approximately $37.3 million. On October 6, 2003, the Company sold its 7.5% equity interest in Shoney’s, Inc. to the other shareholder of the parent company. Net proceeds were $4.5 million and the Company recognized a gain of approximately $2.1 million on the transaction.

In March 2000, the Company advanced $400,000 to Mr. Stetson, the Company’s Chief Executive Officer, for the purchase of the Common Stock of the Company. The promissory note provides for an interest rate of 7.0% per annum and quarterly payments of interest only through December 2005, with a final payment of principal and interest due in March 2006. This note is classified as “Loans to stockholders for common stock” in the Company’s Consolidated Balance Sheets. During the third quarter of 2002, this promissory note was paid down by $125,000. At December 31, 2003 and 2002, there was a balance of $275,000 due on this note. Effective September 22, 2000, Mr. Stetson executed a second promissory note in the amount of $300,000 in exchange for which he received 35,037 restricted shares of the Company’s Common Stock (calculated based on a value of $8.5625 per share). The Company also advanced Mr. Stetson $75,000 under a third promissory note to be used for the sole purpose of acquiring shares of the Company’s Common Stock in the open market. Both notes bore interest at 7.0% per annum and provided for quarterly payments of interest only through July 2006, with a final payment of principal and interest due in October 2006. In addition, both notes were secured by the restricted Common Stock and stock purchased with the proceeds of the notes. During the third quarter of 2002, these promissory notes were paid in full pursuant to an agreement between Mr. Stetson and the Board of Directors in December 2001. As a result of payments on the three notes, the pledges of stock were released.

In connection with their resignations from the Company’s board of directors in March 2001, Messrs. Margolin, Rolph and Rolph entered into Noncompetition and Release Agreements with the Company pursuant to which each of them agreed not to (1) submit or cause the submission of any proposals or nominations of candidates for election as directors of the Company or (2) solicit proxies from any of the Company’s stockholders, in each case prior to December 31, 2003. Additionally, Mr. Margolin agreed not to directly or indirectly own manage, control, participate in, invest in or provide consulting services to any entity or business organization that engages in or owns, invests in, manages or controls any venture engaged in the ownership, management, acquisition or development of restaurant, gasoline and convenience store properties similar to those of the Company and its affiliates for the one-year period ended March 9, 2002. As consideration under such agreement and in connection with the termination of Mr. Margolin’s employment agreement with the Company, the Company paid Mr. Margolin $0.8 million in severance compensation, which was expensed during the quarter ended March 31, 2001. Similarly, each of the Rolphs agreed not to directly or indirectly compete with the Company, other than through the restaurant operations of the Rolphs in existence as of March 2001.

On August 27, 2001, as part of the employment arrangement with the Company’s former Chief Financial Officer and Chief Operating Officer, H.G. Carrington, Jr., the Company advanced Mr. Carrington $0.6 million for the purpose of acquiring shares of the Company’s Common Stock. The promissory note provided for an interest rate of 5.0% per annum and quarterly payments of interest only through May 2006, with a final payment of principal and interest due in August 2006. This note was paid in full in October 2002.

Pursuant to an agreement between Harry O. Davis, the Company’s Chief Operating Officer, and the Board of Directors, in January 2002, the Company advanced Mr. Davis $24,000 for the purpose of acquiring shares of the Company’s Common Stock. The promissory note provides for an interest rate of 6.0% per annum and quarterly payments of interest only beginning in April 2002 through December 2006, with a final payment of principal and all unpaid interest in January 2007. This note is classified as “Loans to stockholders for common stock” in the Company’s Consolidated Balance Sheets.

U.S. RESTAURANT PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In order to satisfy franchisor requirements, the Managing General Partner of Arkansas Restaurants #10 L.P. (“ARK #10”) is owned by Robert J. Stetson, the chief executive officer and member of the board of directors of the Company. Mr. Stetson receives no compensation for this role. ARK #10 was established to hold and operate six locations. The Burger King operations were either sold to third parties or closed in 1999. At December 31, 1999, a note receivable of $1.2 million was due from ARK #10 for which the Company had reserved $1.1 million as an allowance for collectibility. The note receivable was due on July 1, 2016 and had an interest rate of 9.0% per annum. During 2000, the Company determined that the reduced operations of ARK #10 made collection of this note improbable and wrote down the note against the established reserve. The Schlotzsky’s franchise was transferred to the Company effective October 1, 2001 as partial payment for the note receivable. At December 31, 2003, there were no other monies owed to the Company by ARK #10.

11. Stockholders’ Equity and Minority Interests

Common Stock

Two stockholders of the Company (LSF3 Capital Investments I, LLC and LSF III Capital Investments, L.P. (the “Lone Star Investors” or “the Lone Star Funds”)) owned approximately 19.0% of the Company’s outstanding common stock as of December 31, 2002. On October 14, 2003, the Company completed a common stock offering of 4,075,000 shares of its common stock, including 1,500,000 shares offered by the Lone Star Funds. The Company did not receive any of the proceeds from the sale of the common stock by the Lone Star Funds. Proceeds of $39.2 million from the offering, net of transaction expenses, were received on October 17, 2003. As a result of the offering, the equity interest of Lone Star Funds, as selling stockholders, was reduced to approximately 9.9%.

On June 8, 2004, the Lone Star Investors completed the sale of 2,200,000 shares of the Company’s common stock. The Company received none of the proceeds from the sale of the common stock by the Lone Star Investors. As a result of the sale, Lone Star Investors’ ownership in the Company was reduced to less than 1.0%.

Minority Interests

Operating Partnership Units

During 2003, the Company acquired a property, including land and building, in exchange for 79,845 OP Units and the forgiveness of a $1.1 million note receivable owed to the Company. The fair value of the land and building received at the time of the exchange was $2.3 million.

The 131,915 OP units outstanding at December 31, 2001 and the preferred partnership interests represent the minority interest of the Company at December 31, 2001. During 2002, the remaining 131,915 OP Units expired (See Note 6, “Guaranteed Stock and Stock Options”) and were exchanged for 221,482 shares of Common Stock on August 2, 2002. The Company owned 100% of the OP Units outstanding as of December 31, 2002.

Preferred Partnership Interest

During 1999, the Company issued $55.0 million of 8.5% preferred interest in HJV to a third party for net proceeds of $52.8 million. Under the terms of this transaction, the preferred interest holder received annual distributions equal to $4.7 million payable monthly from the cash flows of HJV. Income was allocated to the preferred interest holder equal to their distribution. The minority interest reflected in the Consolidated Balance Sheets at December 31, 2002 represented the preferred interest in HJV held by the third party. On November 4, 2003, the Company redeemed the $52.8 million preferred interest. The redemption was funded by a $35.0 million term loan, and $17.8 million from the issuance of additional shares of the Company’s Series A Preferred stock and cash.

U.S. RESTAURANT PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Minority interests in the OP consisted of the following at December 31, 2003 and 2002 (in thousands):

Balance at January 1, 2002	$54,337
Distributions paid	(4,762)
Income allocated to minority interests	4,681
OP units exchanged for common stock	(1,411)

Balance at December 31, 2002	52,845
79,845 OP Units issued	1,146
Redemption of partnership interest	(52,813)
Distributions paid	(4,194)
Income allocated to minority interests	4,147
Other	(57)

Balance at December 31, 2003	$1,074

Preferred Stock

Series A Preferred

On November 12, 1997, the Company sold 3,680,000 shares of Series A Cumulative Convertible Preferred Stock (“Series A Preferred”) with a liquidation preference of $25.00 per share. The Series A Preferred was not redeemable prior to November 15, 2002. On and after November 15, 2002, the Series A Preferred is redeemable, in whole or in part, at the option of the Company, (i) for such number of shares of Common Stock as are issuable at a conversion rate of .9384 shares of Common Stock for each share of Series A Preferred, provided that for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the closing price of the Common Stock on the New York Stock Exchange equals or exceeds the Conversion Price, subject to adjustment in certain circumstances, plus cash in the amount of any accrued and unpaid dividends, or (ii) for cash at a redemption price equal to $25.00 per share of Series A Preferred, plus any accrued and unpaid dividends. The Series A Preferred has no stated maturity and is not subject to a sinking fund. Shares of Series A Preferred are convertible, in whole or in part, at the option of the holder at any time, unless previously redeemed, into shares of Common Stock at a conversion price of $26.64 per share of Common Stock (equivalent to a conversion rate of .9384 shares of Common Stock). Distributions on Series A Preferred are cumulative and are equal to the greater of (i) $1.93 per annum or (ii) the cash distribution paid or payable on the number of shares of Common Stock into which a share of Series A Preferred is convertible. As of December 31, 2003, 62 Series A Preferred shares had been converted into Common Stock. Holders of preferred stock are entitled to receive dividends in preference to any dividends to common stockholders or OP unit holders.

In November 2003, the Company issued 404,350 additional shares of the Series A Preferred to an affiliate of BOA. Cash generated from the issuance was used as partial payment for the redemption of the Highland Joint Venture minority interest in November 2003.

Series B Preferred

On June 19, 2003, the Company raised proceeds, net of placement fees, of $15.2 million, exclusive of certain transaction costs, from the sale of 16,000 shares of Series B Cumulative Convertible Preferred Stock (the “Series B Preferred”) in a private placement with certain institutional investors.

U.S. RESTAURANT PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Series B Preferred carries an 8% cumulative dividend and is convertible into common shares at a fixed conversion price of $16.00 per share, which represents a premium to the Company’s market price for its common stock at the date of issuance. The Series B Preferred has a perpetual term but is redeemable after three years at stated value plus accrued and unpaid dividends, or in common stock based on a weighted average conversion calculation. The Company also granted warrants to the investors to purchase 206,452 shares of common stock at an exercise price of $16.50 per share. The warrants have a seven-year term. The offering also included registration rights, which required the Company to file a “shelf” registration statement to register the resale of the underlying common stock.

The offering also included a twelve-month option for the institutional investors to invest an additional $4 million in stated value Series B Preferred under the same terms as the initial investment, with certain conversion price adjustments for the then current market price for the Company’s Common Stock.

In connection with the private placement of the Series B Preferred, the Company agreed with the Series B Preferred investors that the Company would not, without their prior written consent, prior to December 30, 2003 (90 days following the October 1, 2003 effective date of the resale registration statement), issue any additional shares of common stock or securities convertible into Common Stock. The Series B Preferred investors agreed to waive the foregoing restriction in order to permit the Company to sell shares of Common Stock during October 2003 in exchange for the Company’s agreement to:

•	Sell to the Series B Preferred investors an additional $4.0 million of Series B Preferred at stated value, with a fixed conversion price of $16.00 per share and issue additional warrants; and

•	Increase the amount of Series B Preferred that the Series B Preferred investors have the right to purchase under the 12-month option by an additional $1.0 million for a total option of $5.0 million.

On October 17, 2003, the Company issued the $4.0 million of additional Series B Preferred stock to the existing Series B Preferred holders. The Company also granted warrants to the investors to purchase 51,614 shares of Common Stock at an exercise price of $16.50 per share. The warrants have a seven-year term.

Management evaluated the Series B Preferred for appropriate classification in the balance sheet. Management concluded that the Series B Preferred is neither mandatorily redeemable, as defined in SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” nor does it embody an unconditional obligation to transfer equity shares of the Company. The Series B Preferred does contain conditional obligations to redeem in cash or shares, but the conditions or events are not certain to occur at December 31, 2003. Accordingly, the Series B Preferred does not fall under the scope of SFAS No. 150 at this time.

Since the Series B Preferred is outside the scope of SFAS No. 150, management evaluated the requirements of EITF D-98, “Classification and Measurement of Preferred Securities,” to determine if the securities should be classified as permanent equity. As none of the redemption requirements of the securities are outside the control of the Company, management concluded that the Series B Preferred should be classified as equity as of December 31, 2003.

Series B-1 Preferred

On September 14, 2004, the investors in the Series B Cumulative Convertible Preferred Stock of U.S. Restaurant Properties, Inc. exercised their option to invest an additional $5 million in stated value 8% Series B-1 Convertible Preferred Stock (“Series B-1 Preferred”). The proceeds received by the Company, net of placement fees, was $4.7 million, exclusive of certain transaction costs, from the sale of 5,000 shares of the Series B-1 Preferred. The Series B-1 Preferred carries an 8% cumulative dividend and is convertible into common shares at a fixed conversion price of $17.46 per share, which represents a premium to the Company’s market price for its common stock at the date of issuance. The Series B-1 Preferred has a perpetual term but is redeemable after three years at stated value plus accrued and unpaid dividends, or in common stock based on a weighted-average conversion calculation. The Company also granted warrants to the investors to purchase 64,516 shares of Common Stock at an exercise price of $18.25 per share. The warrants have a seven-year term.

Management evaluated the Series B-1 Preferred for appropriate classification in the balance sheet. Management concluded that the Series B-1 Preferred is neither mandatorily redeemable, as defined in SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” nor does it embody an unconditional obligation to transfer equity shares of the Company. The Series B-1 Preferred does contain conditional obligations to redeem in cash or shares, but the conditions or events are not certain to occur at September 30, 2004. Accordingly, the Series B-1 Preferred does not fall under the scope of SFAS No. 150 at this time.

Since the Series B-1 Preferred is outside the scope of SFAS No. 150, management evaluated the requirements of EITF D-98, “Classification and Measurement of Preferred Securities,” to determine if the securities should be classified as permanent equity. As none of the redemption requirements of the securities are outside the control of the Company, management concluded that the Series B Preferred should be classified as equity as of the date of issuance.

Distributions to Common and Preferred Stockholders

For the year ended December 31, 2003, the Company declared distributions of $27.2 million to its common stockholders and the minority interests, $7.3 million to its Series A Preferred stockholders and $0.6 million to its Series B Preferred stockholders.

U.S. RESTAURANT PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the three months ended March 31, 2002, the Company changed its declaration date for its dividends from the last working day of the previous period to the first working day of the current period. During the twelve months ended December 31, 2002, the Company paid twelve Common Stock dividends and declared eleven, and paid four Preferred Stock dividends and declared three.

For the year ended December 31, 2002, the Company declared distributions of $23.8 million to its common stockholders and the minority interests and $5.3 million to its Series A Preferred stockholders.

12. Fair Value Disclosure of Financial Instruments

The following disclosure of estimated fair values was determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data and develop the related estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized upon disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash and cash equivalents, receivables (including deferred rent receivable) and accounts payable (including deferred rent payable) are short term and highly liquid in nature. Accordingly, fair value approximates the carrying values of these items. Derivative financial instruments are recorded on the balance sheet at fair value based on brokerage quotes received by the Company. The line of credit, the Certificates and the term loans bear interest at current market rates based upon the prime rate or LIBOR, and accordingly, the fair value approximates the carrying value.

Notes and mortgage loans receivable totaling $16.4 million and $44.7 million as of December 31, 2003 and 2002, respectively, had a fair value of $17.9 million and $45.4 million respectively, based upon interest rates for notes with similar terms and remaining maturities.

Cost method investments with recorded values of $0.4 million and $3.0 million as of December 31, 2003 and 2002, respectively, had fair values of approximately the same amounts based on prices recently paid by the Company and/or published market values/prices if available.

Fixed rate notes payable and the mortgage note payable totaling $111.9 million and $159.4 million as of December 31, 2003 and 2002, respectively, had fair values of $113.3 million and $159.7 million respectively, based on interest rates for notes with similar terms and remaining maturities which management believes the Company could obtain.

The fair value estimates presented herein are based on information available to management as of December 31, 2003 and 2002. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

13. Segment Information

The Company has two operating segments, real estate and retail. Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated by the chief operating decision maker(s) in deciding how to allocate resources and in assessing performance.

U.S. RESTAURANT PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Real Estate. Real estate activities are comprised of property management, acquisition and development operations and related business objectives. The Company derives its revenues primarily from rental income received on its 779 restaurant and service station properties located throughout 48 states.

Retail. Revenues from this segment are generated from the sale of gasoline and convenience store merchandise, and food sales at restaurants operated by the Company. At December 31, 2003, FSI operated four service stations in Texas, eight in Hawaii, one in Illinois and one in California. In January 2002, FSI commenced utilizing a fuel terminal in Hawaii to store fuel distributed to its Hawaii service stations. At December 31, 2003, in addition to the service stations currently operated, FSI sold fuel through 12 other operators and sold fuel on a wholesale basis to another two operators. FSI also operates two restaurants, one located in Texas and one located in Kansas.

Intersegment Charges. Intersegment charges are eliminated in consolidation and include the costs of rent and interest. The Retail segment pays rent to the Real Estate segment for lease of the properties that it operates. Effective January 1, 2002, interest is also paid by the Retail segment to the Real Estate segment. Interest is charged at an annual rate of 9.5% on intercompany balances as well as on a note established on January 1, 2002 for the sale of the Hawaii fuel terminal to FSI. Intercompany balances represent primarily the cash advances made by the Real Estate segment to the Retail segment to fund its operations. Intersegment rent and interest eliminated in consolidation for the years ended December 31, 2003 were each $1.2 million.

The following table presents the Company’s reportable amounts by segment as of and for the years ended December 31, 2003 and 2002 (in thousands):

2003	Real Estate	Retail	Intercompany	Consolidated
Rental income	$60,524	$—	$(1,244)	$59,280
Retail operations	—	53,626	—	53,626
Interest on real estate loans and tenant expense reimbursements	7,505	—	(1,237)	6,268
Lease termination fees	1,331	—	—	1,331

Total revenues	69,360	53,626	(2,481)	120,505
Depreciation and amortization	(20,255)	(327)	—	(20,582)
General and administrative	(4,366)	(6,508)	—	(10,874)
Retail cost of sales	—	(44,347)	—	(44,347)
Other expenses, net	(11,308)	(1,074)	1,244	(11,138)

Income (loss) from continuing operations before interest expense and discontinued operations	33,431	1,370	(1,237)	33,564
Interest expense	(20,110)	(1,253)	1,237	(20,126)
Income (loss) from discontinued operations	9,727	(660)	—	9,067
Cumulative effect of change in accounting principle	(217)	(29)	—	(246)

Net income (loss)	$22,831	$(572)	$—	$22,259

Identifiable assets	$529,424	$15,250	$(4,000)	$540,674
Cash allocable to segments	12,721	1,134	—	13,855

Total assets	$542,145	$16,384	$(4,000)	$554,529

U.S. RESTAURANT PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2002	Real Estate	Retail	Intercompany	Consolidated
Rental income	$59,527	$—	$(1,837)	$57,690
Retail operations	—	36,479	—	36,479
Interest on real estate loans and tenant expense reimbursements	6,849	—	(804)	6,045
Lease termination fees	92	—	—	92

Total revenues	66,468	36,479	(2,641)	100,306
Depreciation and amortization	(19,255)	(55)	—	(19,310)
General and administrative	(4,862)	(5,061)	—	(9,923)
Retail cost of sales	—	(30,750)	—	(30,750)
Other expenses, net	(10,099)	(1,757)	1,837	(10,019)

Income (loss) from continuing operations before interest expense and discontinued operations	32,252	(1,144)	(804)	30,304
Interest expense	(22,285)	(825)	804	(22,306)
Income (loss) from discontinued operations	6,321	(51)	—	6,270

Net income (loss)	$16,288	$(2,020)	$—	$14,268

Identifiable assets	$570,481	$8,204	$(4,000)	$574,685
Cash allocable to segments	2,975	1,417	—	4,392

Total assets	$573,456	$9,621	$(4,000)	$579,077

14. Employee Benefit Plan

Effective October 15, 1997, the U.S. Restaurant Properties, Inc. 401(k) plan (the “Plan”) was established as a savings plan for the Company’s employees. The Plan is a voluntary defined contribution plan. Employees are eligible to participate in the Plan on the earlier of January 1, April 1, July 1 and October 1 immediately following the later of the (i) six months after their first day of employment with the Company or (ii) the date an employee attains the age of 21, as defined. Each participant may make contributions to the Plan by means of a pre-tax salary deferral in an amount up to 15% of the participant’s annual compensation (not to exceed $12,000 per annum for 2003, plus “catch-up” contributions of up to $2,000 for employees aged 50 and over). The Company will match up to 50% of participating annual employee’s contributions up to a maximum of 10% of the employee’s annual compensation. The Company’s matching contributions are made in Common Stock of the Company, which is purchased by the Plan on the open market, and is subject to specified years-of-service for vesting of the Company’s portion of contributions to the Plan. Employer contributions of approximately $59,000, $49,000 and $47,000 have been paid or accrued for the years ended December 31, 2003, 2002 and 2001, respectively.

U.S. RESTAURANT PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15. Summary of Quarterly Financial Information (unaudited) (in thousands, except per share amounts)

	Quarter				Total Year
	First	Second	Third	Fourth
2003
Revenues from continuing operations (a)	$29,851	$28,786	$30,934	$30,934	$120,505
Income from discontinued operations (a,b)	107	5,916	2,945	99	9,067
Income from continuing operations (a,b,d)	10,115	8,217	8,189	9,051	35,572
Income allocable to common stockholders (c)	1,410	5,703	3,158	3,867	14,138
Income per common share:
Basic net income per share (c)	$0.07	$0.29	$0.16	$0.18	$0.70
Diluted net income per share (c)	$0.07	$0.29	$0.16	$0.18	$0.70

2002
Revenues from continuing operations (a)	$22,142	$25,481	$25,877	$26,806	$100,306
Income (loss) from discontinued operations (a,b)	1,847	61	2,025	2,337	6,270
Income from continuing operations (a,b,d)	8,280	7,842	9,274	8,657	34,053
Income (loss) allocable to common stockholders	2,174	(507)	2,981	2,518	7,166
Income (loss) per common share:
Basic net income (loss) per share	$0.11	$(0.03)	$0.15	$0.13	$0.36
Diluted net income (loss) per share	$0.11	$(0.03)	$0.15	$0.13	$0.36

(a)	Reflects the reclassification in prior periods of the operating results associated with the 176 properties sold or disposed of subsequent to January 1, 2001, of which 41 have been disposed of from January 1, 2004 to September 30, 2004, previously reported in continuing operations.
(b)	Reflects the reclassification in prior periods of provision for doubtful accounts previously shown as a component of continuing operations.
(c)	Reflects the adjustment in prior periods of dividends accrued, but not declared on the Company’s Series A Preferred and Series B Preferred.
(d)	Excludes gain on sale of investment.

Item 15(a)(2). Schedules II and III.

Schedule II

U.S. Restaurant Properties, Inc.

Valuation and Qualifying Accounts

(in thousands)

	Accounts Receivable	Straight- line Rent	Notes and Mortgages Receivable	Total
Balance at January 1, 2001	$2,860	$1,489	$4,565	$8,914
Bad debt expense	1,646	463	2,618	4,727
Write-offs, net of recoveries	(1,046)	(665)	(643)	(2,354)

Balance at December 31, 2001	$3,460	$1,287	$6,540	$11,287
Bad debt expense	498	192	(2,351)	(1,661)
Write-offs, net of recoveries	(1,427)	(995)	30	(2,392)

Balance at December 31, 2002	2,531	484	4,219	7,234
Bad debt expense	29	1,097	(917)	209
Write-offs, net of recoveries	(1,217)	(1,141)	(163)	(2,521)

Balance at December 31, 2003	$1,343	$440	$3,139	$4,922

Schedule III

U.S. Restaurant Properties, Inc.

Real Estate and Accumulated Depreciation

(dollars in thousands)

	Number of Properties (1)	Cost at December 31, 2003				Accumulated Depreciation at December 31, 2003 (2)
Store Type		Land	Buildings	Equipment	Total	Buildings	Equipment	Total
Arby’s	65	$11,007	$38,227	$99	$49,333	$12,297	$61	$12,358
ARCO	16	4,499	7,885	880	13,264	1,820	588	2,408
Burger King (3)	150	25,962	51,390	273	77,625	20,310	225	20,535
Captain D’s	87	29,867	33,831	—	63,698	1,186	—	1,186
Dairy Queen	30	2,151	6,525	617	9,293	2,995	617	3,612
El Chico	21	8,202	18,942	—	27,144	5,876	—	5,876
Gant	25	4,461	5,655	1,486	11,602	1,312	903	2,215
Grandy’s	27	11,955	—	—	11,955	—	—	—
Phillips 66	17	3,229	5,385	1,632	10,246	1,217	1,041	2,258
Shell Oil	9	7,366	9,933	938	18,237	2,082	389	2,471
Other	332	92,245	176,593	2,511	271,349	51,238	1,712	52,950

Total investment properties (5) (6)	779	200,944	354,366	8,436	563,746	100,333	5,536	105,869

Operating properties	16	10,918	15,025	3,795	29,738	3,010	1,055	4,065

Total	795	$211,862	$369,391	$12,231	$593,484	$103,343	$6,591	$109,934

(1)	Substantially all property is restaurant or service station property. Properties include 69 vacant properties which are included in the store type relating to their respective use prior to vacancy.
(2)	Depreciation is computed over the estimated useful life of 15 to 20 years for the buildings and improvements and seven years for equipment.
(3)	Burger King restaurant properties include the land values of two restaurant properties in which the building and improvements are accounted for as direct financing leases.
(4)	Transactions in real estate and equipment and accumulated depreciation during 2003, 2002 and 2001 are summarized in the table below.
(5)	Properties do not include 16 properties, which are operated by the Company’s taxable REIT subsidiary, which are listed below as operating properties.
(6)	The aggregate cost of investment properties for federal income tax purposes is not significantly different than that used for book purposes due to the Company being a REIT.

	Cost (in thousands)	Accumulated Depreciation
Balance at January 1, 2001	$610,619	$68,048
Acquisitions	2,277	—
Cost of real estate sold	(27,438)	(7,167)
Assets classified as held for sale	(22,071)	—
Depreciation expense	—	22,040
Asset impairment	(18,445)	—
Transfer from direct financing leases	680	—
Transfer from construction in progress	8,541	—

Balance at December 31, 2001	554,163	82,921
Acquisitions	39,535	—
Cost of real estate sold	(27,159)	(4,821)
Assets classified as held and used	22,071	—
Depreciation expense	—	21,902
Asset impairment	(2,361)	—
Transfer from direct financing leases	171	—
Transfer from construction in progress	43	—

Balance at December 31, 2002	586,463	100,002
Acquisitions	52,796	—
Cost of real estate sold	(44,845)	(12,467)
Depreciation expense	—	22,399
Asset retirement obligation	462	—
Asset impairment	(4,719)	—
Transfer from direct financing leases	152	—
Transfer from construction in progress	3,175	—

Balance at December 31, 2003	$593,484	$109,934

Index to Exhibits

Exhibit Number
23.1	Consent of Deloitte & Touche LLP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. RESTAURANT PROPERTIES, INC.

By:	/s/ STACY M. RIFFE
Name:	Stacy M. Riffe
Title:	Chief Financial Officer

Date: December 2, 2004